UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.     )

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STORE Capital Corporation

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2020 Notice of Annual Meeting of Stockholders and Proxy Statement

Christopher H. Volk President and Chief Executive Officer

To Our Stockholders:

At the time of this writing, the COVID-19 pandemic has resulted in historic capital markets volatility and equity valuation declines, and its full impact has yet to be determined. Our foremost thoughts are with the health and well-being of all our many stakeholders.

If we could take a moment to step back in time before the world changed, we do want to recognize that STORE performed exceptionally well in 2019, delivering our stockholders an annual return of 36.7%, outperforming both the S&P 500 (31.5%) and the broad Real Estate Investment Trust RMS benchmark (25.8%). More importantly, 2019 represented our fifth consecutive year of delivering our stockholders a double-digit rate of return. Since the beginning of 2015, STORE has delivered a cumulative annualized rate of return of 16.6%. The rate of return since our November 2014 IPO is even higher at 19.9%. We have handily beaten the S&P 500 and the RMS over these periods. Over the past five years, the sum of our average annual dividend yields and the rate of our growth in Adjusted Funds of Operations (“AFFO”) per share has approximated double digits each year, which simply means that our ability to deliver long-term, compound double digit rates of return results foremost from a solid underlying business model.

During 2019, we invested nearly $1.7 billion in acquisitions and accretively sold close to $430 million in real estate investments. We raised our dividend by 6.1% in the third quarter, which, as a reminder, was our fifth consecutive year of raising our dividend in a meaningful way. Even so, our dividend payout ratio for the fourth quarter was right at 70% of our adjusted funds from operations on a per share basis, serving to continue to provide our shareholders with a highly protected dividend. Our AFFO per share growth was a strong 8.2% for the year.

We concluded 2019 in a very strong financial position. Our occupancy rate stood approximately where it has for the past three years, at 99.5%, with just a dozen properties not subject to a lease contract. We had an undrawn $600 million credit facility, with cash balances comparatively high at nearly $100 million. Our corporate leverage remained steady at approximately 40% of gross portfolio cash cost, which equated to a stable run rate funded debt/EBITDA ratio of 5.5X, which is at the low end of our target range.

Corporate Responsibility

During 2019, STORE built upon our corporate responsibility initiatives, adding a tab to the front page of our website and a corporate responsibility section to our regular quarterly investor presentations. We also built on our Corporate Sustainability initiatives and formed a Board-guided leadership structure to oversee and drive these key initiatives, including the adoption of fundamental policies and practices. This includes a Policy Statement on Environmental Sustainability, a Policy Statement on Human Rights and a Vendor Code of Conduct. The STORE Environmental Policy Statement outlines our practices regarding understanding environmental risks and opportunities in our business, promoting greater awareness and responsibility among our employees, together with tenant engagement. The Human Rights Policy Statement solidifies our core principles regarding equal opportunity, competitive compensation, ethical behavior, workplace safety, open and risk-free communication and legal compliance. These commitments align seamlessly with our pledge to provide a work environment that attracts, develops, and retains top talent by affording our employees an engaging work experience that allows for career development and opportunities for meaningful civic involvement. Finally, the Vendor Code of Conduct sets uncompromising vendor standards for fair and ethical business practices, safe labor conditions, respect for human rights and environmental stewardship.

Conclusion

We at STORE are justly proud of our 2019 performance, which is a result of a potent corporate business model, an amazing staff of talented professionals and the dynamic middle market and larger companies that we address. With that said, I am writing this letter to you at the beginning of April 2020, at which time our share value has materially fallen as a result of the unprecedented COVID-19 global pandemic. While I do not have a crystal ball to see what is in store for us for the remainder of this year, I believe in the resilience of our tenants, the sustained relevancy of the sectors of our economy in which they operate, the need for our services in the large market that we address, the quality of our dedicated team and in the business model that we have created, which emphasizes tenant diversity, and which has performed so well for our stockholders over the past five years. It is with that perspective that we look to the future opportunities before us with excitement and anticipation.

Sincerely,

April 16, 2020

Dear Fellow Stockholder:

You are invited to attend the 2020 Annual Meeting of Stockholders of STORE Capital Corporation. The meeting will be held on Thursday, May 28, 2020, at 9:00 a.m., Arizona time. The Annual Meeting will be a completely “virtual” meeting of stockholders. You will be able to attend the Annual Meeting as well as vote and submit your questions during the live webcast of the meeting by visiting www.virtualshareholdermeeting.com/STOR2020 and entering the 16-digit control number included in your notice of Internet availability of the proxy materials, on your proxy card or in the instructions that accompanied your proxy materials.

The attached proxy statement, with the accompanying notice of the meeting, describes the matters expected to be acted upon at the meeting. We urge you to review these materials carefully and to take part in the business of our company by voting on the matters described in the accompanying proxy statement. We hope that you will be able to attend the meeting during which our directors and senior leadership team will be available to answer questions.

Your vote is important. Whether you plan to attend the meeting or not, please return a completed proxy card as promptly as possible or authorize your proxy on the Internet or by calling the toll-free telephone number included in the proxy materials provided to you. The attached proxy statement contains instructions regarding all three methods of authorizing your proxy. If you attend the meeting virtually through the Internet, you may continue to have your shares of common stock voted as instructed in a previously delivered proxy or you may electronically revoke your proxy and vote your shares of common stock online during the meeting. We look forward to your participation.

Sincerely,

Christopher H. Volk

President and Chief Executive Officer

This proxy statement is dated April 16, 2020, and is first being made available to stockholders on or about

April 16, 2020.

8377 East Hartford Drive, Suite 100 Scottsdale, Arizona 85255 (480) 256-1100

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 28, 2020

Date and Time:	Thursday, May 28, 2020, at 9:00 a.m., Arizona time.

Place:	The Annual Meeting will be a completely virtual meeting of stockholders, and you will be able to attend the Annual Meeting by visiting www.virtualshareholdermeeting.com/STOR2020 and entering the 16-digit control number included in your Notice of Internet Availability of Proxy Materials, on your proxy card or in the instructions that accompanied your proxy materials.

Items of Business:

Proposal 1 – To elect nine director nominees to serve until the 2021 annual meeting of stockholders and until their successors are duly elected and qualified;

Proposal 2 – To approve, on an advisory basis, the compensation of the Company’s named executive officers; and

Proposal 3 – To ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2020.

Record Date:	Stockholders of record at the close of business on March 31, 2020 will be entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof.

Delivery of Proxy Materials:	Beginning on April 16, 2020, we began mailing a Notice of Internet Availability of Proxy Materials to our stockholders rather than a full paper set of the proxy materials.

Voting:	Internet and telephone voting are available. Voting instructions are provided on the Notice of Internet Availability of Proxy Materials or, if you received a paper copy of the proxy materials, on the proxy card.
BY ORDER OF THE BOARD OF DIRECTORS

/S/ CHAD A. FREED

Chad A. Freed
Executive Vice President – General Counsel, Chief Compliance Officer and Secretary
Scottsdale, Arizona
April 16, 2020

How To Vote
Please Choose One of the Following Voting methods

Vote By Internet:
Before The Meeting:
Go to www.proxyvote.com or from a smartphone, scan the QR Barcode above. Have the information that is printed in the box marked by the arrow →xxxx xxxx xxxx xxxx (located on the following page) available and follow the instructions.
During The Meeting:

Go to www.virtualshareholdermeeting.com/STOR2020. Have the information that is printed in the box marked by the arrow →xxxx xxxx xxxx xxxx (located on the following page) available and follow the instructions.

Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on May 28, 2020.

The Notice of Annual Meeting, Proxy Statement and our Annual Report on Form 10-K for the year ended December 31, 2019 (which constitutes our annual report to stockholders) are available at http://ir.storecapital.com.

2020 Proxy Statement	i

PROXY SUMMARY

The Board of Directors (the “Board”) of STORE Capital Corporation is soliciting proxies for the annual meeting of stockholders (the “Annual Meeting”), and at any adjournments or postponements thereof, for the purposes set forth in this Proxy Statement and the accompanying notice. This Proxy Statement and the accompanying form of proxy card, and our Annual Report on Form 10-K for the year ended December 31, 2019, which constitutes our annual report to stockholders (the “Annual Report”), were first made available to stockholders on or about April 16, 2020. Throughout this Proxy Statement, we refer to STORE Capital Corporation as “we,” “us,” “our,” “STORE” or the “Company.”

The summary below highlights information contained elsewhere in the Proxy Statement. The summary does not contain all of the information that you should consider, and you should read the entire Proxy Statement before voting. For more complete information regarding the Company’s 2019 performance, please review the Company’s Annual Report.

Summary of Matters to be Voted Upon

Stockholders are being asked to vote on the following matters at the Annual Meeting:

Item 1	Election of directors
✔

Our Board’s Recommendation: “FOR” each director nominee

The Board and the Nominating and Corporate Governance Committee believe that the nine director nominees possess the necessary qualifications, attributes, skills and experiences to provide quality advice and counsel to the Company’s management and effectively oversee the business and long-term interests of our stockholders.

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Director Nominees

The following provides summary information regarding our director nominees:

Name	Age	Director Since	Primary Occupation	Committee Memberships	Other Public Company Boards
Joseph M. Donovan+	65	2014	Senior investment banking executive (retired)	Audit* Investment	1
Mary Fedewa	54	2016	Chief Operating Officer and Director, STORE Capital Corporation		0
Morton H. Fleischer+	83	2011	Chairman of the Board, STORE Capital Corporation	Compensation Nominating and Corporate Governance* Investment* Executive*	0
William F. Hipp+	65	2016	Senior banking executive (retired)	Audit Investment	0
Tawn Kelley+	56	2020	Executive Vice President of Taylor Morrison Home Corporation and President, Financial Services division	Nominating and Corporate Governance
Catherine D. Rice+	60	2017	Senior financial executive (retired)	Audit Investment	1
Einar A. Seadler+	63	2016	President, EAS Advisors LLC	Compensation	0
Quentin P. Smith, Jr.+	68	2014	President, Cadre Business Advisors LLC	Compensation* Nominating and Corporate Governance Executive	0
Christopher H. Volk	63	2011	President, Chief Executive Officer and Director, STORE Capital Corporation	Executive	0

+	Independent director

*	Chair

2020 Proxy Statement	S-1

Item 2	Advisory vote to approve the compensation of our named executive officers
✔

Our Board’s Recommendation: “FOR”

The Company seeks a non-binding advisory vote to approve the compensation of its named executive officers as described in this Proxy Statement. The Board values the opinions of our stockholders and the Compensation Committee will take into account the outcome of this advisory vote when considering future named executive officer compensation decisions.

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Our Compensation Committee, operating pursuant to authority delegated to it by the Board, oversees the design, development and implementation of our executive compensation program. The compensation of our “named executive officers,” who are identified in “Executive Compensation,” is comprised of base salary, short-term incentives (our annual cash bonus program) and long-term incentives (our equity-based compensation program). In 2019, 69% or more of our NEOs’ total direct compensation was performance-based.

The key elements of our named executive officers’ compensation are described in more detail in the following table:

Compensation Element	Objectives Associate with the Compensation Element
Base Salary	• Designed to provide competitive compensation that reflects the contributions and skill levels of each executive.
Short-Term Incentive Compensation

•  Designed to motivate our named executive officers to achieve performance goals established by the Compensation Committee that reinforce our annual business plan, to assist us in attracting and retaining qualified executives and to promote the alignment of our named executive officers’ interests with those of our stockholders.

Long-Term Incentive Compensation	• Designed to align our named executive officers’ long-term interests with those of our stockholders and to maintain the competitiveness of our total compensation package.

At our 2019 annual meeting of stockholders, over 97% of the votes cast on the non-binding advisory vote on the compensation of our Named Executive Officers were voted in support of our executive compensation program, and at the three annual meetings prior to last year’s, our executive compensation program received the support of over 94% of the votes cast.

S-2	2020 Proxy Statement

Item 3	Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm
✔

Our Board’s Recommendation: “FOR”

The Audit Committee and the Board believe that the retention of Ernst & Young LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2020 is in the best interests of the Company and its stockholders, and we are asking our stockholders to ratify the Audit Committee’s selection of Ernst & Young LLP to serve in that capacity.

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Ernst & Young LLP, independent registered public accounting firm, served as our auditors for 2019. The Audit Committee of the Board selected Ernst & Young LLP to serve as our auditor for the year ending December 31, 2020. Although stockholder approval is not required, after careful consideration of the matter, the Board is submitting the selection of Ernst & Young LLP to stockholders for ratification at the Annual Meeting. The following table provides summary information regarding Ernst & Young’s fees for 2019 and 2018:

	2019	2018
Audit fees	$1,231,111	$1,177,397
Audit-related fees	145,000	130,000
Tax Fees	195,305	214,908
All other fees	—	—

Total	$1,571,416	$1,522,305

2020 Proxy Statement	S-3

2019 BUSINESS PERFORMANCE

2019 Financial Milestones

1, 3 and 5-Year Total Shareholder Return as of December 31, 2019

Comparison of the Company’s absolute TSR for the one-year, three-year and five-year periods ending on the last trading day of 2019 relative to the absolute TSR for the MSCI US REIT Index and S&P 400 REIT Index

*	5-Year absolute TSR comparisons to the S&P 400 REIT Index as of December 31, 2019 are not currently available, as the S&P 400 REIT Index was launched in 2016

S-4	2020 Proxy Statement

CORPORATE RESPONSIBILITY

STORE defines its success by its ability to make a positive difference for its many stakeholders. STORE’s beginning was inspired by its belief that it could make a positive difference for real estate-intensive businesses across America by delivering innovative and superior real estate capital solutions. In that process, STORE has sought to add an important tool to middle market company capital formation while improving the liquidity of middle market businesses.

For its many customers, STORE’s real estate lease solutions have contributed to their prospects for wealth creation and to their ability to grow, create jobs and contribute to many communities across the country. In turn, meeting the needs of its customers provides an extraordinary investment opportunity that STORE believes holds the promise of sustainable long-term wealth creation for its stockholders. In fulfilling this mission, STORE has grown its staff to 97 associates, with a number of key leaders that have worked together through predecessor companies. From the earliest of these predecessor companies in the 1980’s, STORE’s leadership team has shown a commitment to employee development, employee engagement and personal growth central to the creation of a quality business.

At STORE, we believe that one of our most valuable corporate assets is our reputation for honesty, fairness and candor in all our business activities. It is the responsibility of everyone associated with STORE to protect and enhance our corporate integrity. Accordingly, we are committed to operating our business responsibly, guarding our valuable reputation and creating long-term and sustainable value for our company through a robust business model and attentiveness to all of our many stakeholders. During 2019, we built upon our existing corporate responsibility initiatives, adding a Corporate Responsibility tab to the front page of our website and a Corporate Responsibility section to our regular quarterly investor presentations. We also built on our Corporate Sustainability initiatives and formed a Board-guided leadership structure to oversee and drive these key initiatives, including the adoption of fundamental policies and practices.

2020 Proxy Statement	S-5

Corporate Governance and Ethical Business Practices

STORE is committed to principles of good corporate governance and has implemented internal policies and procedures to ensure that its governance practices are best in class, and that its directors, officers and employees conduct business with integrity and in accordance with the highest ethical standards. Our Nominating and Corporate Governance Committee plays an active role in managing corporate governance and reputational risk and in developing and adopting corporate policies, processes and procedures that ensure full compliance with the rules and regulations of the US Securities and Exchange Commission (“SEC”) and the New York Stock Exchange (“NYSE”), promote ethical business practices and benefit our stockholders. The following highlights certain key aspects of our corporate governance framework:

✔	We Have an Independent Board. Seven of our nine director nominees are independent.

✔	We Value Board Refreshment. Five of our nine director nominees have joined the Board since the beginning of 2016.

✔	We Proactively Adopted Proxy Access. In 2019, we adopted a proxy access bylaw on market terms, which permits eligible stockholders to nominate candidates for up to 20% of the Board for inclusion in our Proxy Statement if the eligible stockholder(s) and the nominee(s) meet the requirements in our bylaws.

✔	We Do Not Have a Staggered Board. We hold annual elections for our directors.

✔	Our Stockholders Have the Authority to Amend our Bylaws. Pursuant to an amendment to our bylaws proposed by management and approved by a supermajority of our stockholders at our 2019 annual meeting of stockholders, stockholders who meet the proxy access eligibility requirements may propose binding bylaw amendments.

✔	We Regularly Assess Board Performance. We conduct periodic assessments of our Board and Committees.

✔	We Have an Independent Board Chairman. We separate the roles of Chairman and Chief Executive Officer and have an independent, non-executive Chairman of the Board.

✔	We Have a Diverse Board and Management Team. We demonstrably value diversity on our Board and in our company; three of our directors, two of our five named executive officers, and eight of our fourteen officers at the level of Senior Vice President and above are women.
✔	Our Independent Directors Meet Without Management. Our independent directors hold regular executive sessions without management present.

✔	We Value Transparency. We are a leader in providing detailed disclosures about our business to our stockholders.

✔	We Maintain Stock Ownership Guidelines. We maintain a stock ownership policy applicable to our executive officers and outside directors under which they are expected to maintain beneficial ownership of shares of our common stock with a value equal to a specified multiple of their cash compensation.

✔	We Value Stockholder Input. We have a proactive stockholder program that includes direct engagement with our stockholders, use of a “virtual” annual meeting so that more stockholders can attend, and biennial Investor Day events.

✔	Our Key Board Committees are Fully Independent. We have fully independent Audit, Compensation, and Nominating and Corporate Governance Committees.

✔	We Have Opted Out of MUTA. We have opted out of the control share acquisition statute and the business combination provisions in the Maryland General Corporation Law (the “Maryland Unsolicited Takeover Law” or “MUTA”) and we may not opt back in to these provisions without stockholder approval.

✔	We Do Not Have a “Poison Pill.” We do not maintain a stockholder rights plan, nor will we adopt one in the future without (a) the approval of our stockholders or (b) seeking ratification from our stockholders within 12 months of adoption of the plan if the Board determines, in the exercise of its duties under applicable law, that it is in the Company’s best interest to adopt a rights plan without the delay of seeking prior stockholder approval.

S-6	2020 Proxy Statement

Environmental Stewardship

STORE is a net-lease real estate investment trust. We acquire single-tenant operational real estate from business owners, and then lease the properties back to the business owners under net-leases, substantially all of which are triple-net. Under a triple-net lease, the tenant is solely responsible for operating the business conducted in the building subject to the lease, keeping the building in good order and repair, remodeling and updating the building as it deems appropriate to maximize business value, and paying the insurance, property taxes and other property-related expenses. Under the triple-net lease model, therefore, it is the tenant, and not STORE, that controls energy, water usage and waste and recycling practices and decides when and how to implement environmentally-sustainable practices at a given property.

While we do not control the business operations at our properties, as the property owner, we nevertheless recognize that the operation of commercial real estate assets can have a meaningful impact on the environment—particularly with respect to resource consumption and waste generation—and on the health of building occupants. At STORE, we believe that being conscious of, and seeking to address, environmental impacts within our control, and supporting our tenant customers to do the same in their businesses, plays a role in building and sustaining successful enterprises.

•

We Continuously Seek to Understand the Environmental Risks and Opportunities Associated with our Business Practices. Our business principally involves acquiring commercial real estate properties from business owners and then leasing those properties back to the business owners under triple-net leases. The properties we acquire are subject to both state and federal environmental regulations. As a result, we are very conscious of environmental risks associated with our tenants and with prior users of the real estate we own.

•	Assessing Potential Properties for Acquisition. We engage third parties to conduct comprehensive due diligence, including environmental evaluations, on each property we propose to buy.

•

Addressing Environmental Conditions. Where we have identified one or more recognized environmental conditions, we seek to address them prior to investment, including through requiring further testing, requiring the seller to remediate the issue, submitting the property to any state voluntary compliance program, purchasing environmental insurance and preparing for climate-related natural disasters by requiring our tenants to carry insurance, including fire, wind/hail, earthquake, flood and other extended coverage, where appropriate, given the relative risk of loss, geographic location and industry best practices.

•

Acquiring Properties. If we are satisfied with the results and outcome of our pre-acquisition due diligence process, then we will purchase the property and execute a lease pursuant to which the tenant will agree to certain covenants and indemnities related to its continued use of the property

•

We Undertake Initiatives to Promote Greater Environmental Awareness Among our Employees, our Customers and our Vendors. In 2019, we adopted a Policy Statement on Environmental Awareness and a Vendor Code of Conduct which, together, evidence our commitment to sustainable business practices.

•

For our Employees. We have established a Sustainability Working Committee made up of a diverse group of management and employee representatives that serves as an internal working group focused on developing and furthering our sustainability efforts. The efforts of the Sustainability Working Committee are overseen by a management-level ESG Committee that selects and coordinates our specific sustainability-related initiatives.

•

For our Customers. In 2019, we initiated a tenant outreach program designed to gauge our tenants’ current sustainability practices. We expect to continue this outreach program, with a focus on providing our tenants with education, ideas and support for property-level sustainability solutions, while encouraging them to engage in sustainable practices.

•

For our Vendors. In 2019, we adopted a Vendor Code of Conduct, through which we encourage our vendors to join our commitment to moral and ethical standards in conducting their business, and to refrain from engaging in or tolerating any unethical, improper or immoral business practices, including, but not limited to, bribery, corruption, extortion, fraud or misrepresentation.

2020 Proxy Statement	S-7

Social Responsibility and Human Capital Development

STORE believes that delivering strong financial results while also contributing in a positive way to all of our many stakeholders defines true success. We seek to provide a work environment that attracts, develops and retains top talent by affording our employees an engaging work experience that allows for career development and opportunities for meaningful civic involvement. Our employees further our commitment to social responsibility through their personal efforts to build connections with one another and their involvement in outside organizations that promote education, environmental and social well-being. We engage with our customers to help them build and sustain successful businesses that have a positive impact on their own communities.

•	Corporate Donations and Volunteering. For our community, we strive to be a good corporate citizen by supporting charitable organizations that promote education and social well-being, and by encouraging our employees to personally commit to organizations that are meaningful to them. STORE is proud to support many local charities through financial and employee-driven volunteerism, including the Juvenile Diabetes Research Foundation, Arizona Helping Hands, the Society of St. Vincent de Paul and others.

•	Work Environment. In 2019, we adopted a Policy Statement on Human Rights to evidence our commitment to maintaining a work environment where every employee at every level is treated with dignity and respect, is free from discrimination and harassment, and is allowed to devote their full attention and best efforts to performing their job to the best of their respective abilities.

•	Diversity. We have long acted to foster a diverse and vibrant workplace. Since the founding of the company in 2011, and at prior companies founded by our senior leadership team, we have maintained that we must have the best talent, including individuals who possess a broad range of experiences, backgrounds and skills that enable us to anticipate and meet the needs of our business and those of our customers. Over time, we have hired, developed and retained a diverse workforce that is a key component in our success. Currently, two of our five named executive officers are women, and women hold eight of the fourteen management positions at the level of Senior Vice President and above; as a company, we have a deep bench of men and women who are collectively capable of professionally operating the business and fulfilling our vision.

•	Internship Program. STORE is committed to developing talented individuals through our college internship program by providing career learning opportunities in several areas of our business. College internships with STORE contribute to our community and enhance the career prospects of the talented participants.

•	Employee-Directed Engagement Initiatives. For our employees, we are committed to creating a diverse and vibrant workplace that respects individuality, helps every person realize his or her full potential, and includes persons with a broad range of experiences, backgrounds and skills that enable us to anticipate and meet the needs of our business and those of our customers. We conduct employee surveys frequently to receive valuable feedback on our initiatives and evaluate the results to develop new programs. We empower our employees not just by appealing to them with outreach and engagement strategies, but also by allowing them to create and manage those programs. STORE’s employee-run “engagement” committees develop and influence new employee onboarding, personal growth and professional development programs, company social and team-building events, and health and wellness programs.
•	Support for the Fleischer Scholarship Program. Our Board Chairman, Morton H. Fleischer, founded the Fleischer Scholarship Program. This program operates at six universities across the country, providing high school sophomores, juniors, and seniors who have limited financial resources, are from underrepresented populations and/or are first generation students, with a unique, week-long educational experience designed to help them prepare for college and their careers by exposing them to academic and career opportunities in business and helping them build leadership and communication skills. By exposing youth to the leadership and entrepreneurship possibilities that are open to them through their continued education, the program seeks to motivate young students to fulfill their potential. Through the generosity of Mr. Fleischer, and with corporate support provided by STORE and others, the program, including housing, meals and materials, is offered for free to all accepted students.

•	Tenant Employment and Economic Impact. For our customers, we seek to provide real estate financing solutions, backed by superior service, that help our customers grow and more efficiently manage their businesses. We target customers in the middle market, a sector with more than 200,000 businesses with annual revenues between $10 million and $1 billion. Real estate financing alternatives for middle market companies are limited. STORE’s solutions enable our customers to build and grow sustainable businesses, positively impacting their investors, employees and local economies nationwide.

•	Helping Our Customers Succeed. In 2017, we founded the Inside Track Forum, an annual, two-day event that we host in concert with other sponsors and Arizona State University to thank our customers for their business. The event, which includes topical and relevant speakers and panelists, was conceived to impart actionable ideas from industry experts and offer an opportunity to share business practices that can make a positive competitive difference for our customers.

•	STORE University. In concert with the Inside Track Forum, we created STORE University, an educational video series developed by our Chief Executive Officer, Christopher H. Volk. Consisting of a series of lessons broken into multiple subparts, these free online videos offer business owners insights into various business topics that can help them improve and succeed in their businesses. Altogether, the series has garnered thousands of views, with a reach well beyond STORE’s customer base.

S-8	2020 Proxy Statement

Questions and Answers

Please see the section titled “Questions and Answers About the Proxy Materials and Voting Information” for important information about the proxy materials, voting, the Annual Meeting, Company documents, communications and the deadlines to submit stockholder proposals and director nominees for the 2021 annual meeting of stockholders. Additional questions may be directed to Chad A. Freed, Executive Vice President—General Counsel, Chief Compliance Officer and Secretary of the Company, at 8377 East Hartford Drive, Suite 100, Scottsdale, Arizona 85255.

Learn More About Our Company

You can learn more about the Company, view our governance materials and much more by visiting our website, www.storecapital.com.

Please also visit our 2020 Annual Meeting website, www.virtualshareholdermeeting.com/STOR2020, to easily access the Company’s interactive proxy materials, vote through the Internet, submit questions in advance of the 2020 Annual Meeting of Stockholders, and listen to a live webcast of the meeting.

2020 Proxy Statement	S-9

GOVERNANCE

PROPOSAL NO. 1 – ELECTION OF DIRECTORS

•	What am I voting on?

Stockholders are being asked to elect nine director nominees for a one-year term.

•	Voting recommendation:

“FOR” the election of each director nominee. The Board and the Nominating and Corporate Governance Committee believe that the nine director nominees each possess the necessary qualifications, attributes, skills and experiences to provide quality advice and counsel to the Company’s management and effectively oversee the business and the long-term interests of our stockholders.

•	Vote Required:

The affirmative vote of a plurality of all the votes cast at the Annual Meeting is required for the election of directors. This means that the nine director nominees receiving the greatest number of votes will be elected. Stockholders of the Company are not permitted to cumulate their votes for the election of directors. Broker non-votes or withhold votes will have no effect on the results of the election of directors. Unless contrary instructions are given, shares represented by proxies solicited by the Board will be voted for the election of each of the director nominees identified below.

2020 Director Nominees

The number of directors that serve on the Board is currently set at nine and may be fixed from time to time by the Board in the manner provided in the Company’s charter and bylaws. Upon the unanimous recommendation of the Nominating and Corporate Governance Committee, the Board has unanimously nominated the following candidates for election as directors at the Annual Meeting:

•	Joseph M. Donovan

•	Mary Fedewa

•	Morton H. Fleischer

•	William F. Hipp

•	Tawn Kelley
•	Catherine D. Rice

•	Einar A. Seadler

•	Quentin P. Smith, Jr.

•	Christopher H. Volk

If any of the foregoing nominees should be unable or unwilling to stand for election at the time of the Annual Meeting, proxies will be voted for a replacement nominee designated by the Board or, in the event no such designation is made, proxies will be voted for a lesser number of nominees. At this time, the Board knows of no reason why the nominees listed above may not be able to serve as a director if elected.

Each of the nine director nominees currently serves as a director of the Company and, other than Ms. Kelley, was elected at the 2019 annual meeting of stockholders. Ms. Kelley was recommended by our Nominating and Corporate Governance Committee and appointed to the Board in February 2020. If elected, each director will hold office until the 2021 annual meeting of stockholders and until his or her successor is elected and qualified or until his or her earlier resignation or removal.

The Board and the Nominating and Corporate Governance Committee believe that the combination of the various qualifications, attributes, skills and experiences of the director nominees has contributed and will continue to contribute to an effective and well-functioning Board and that, individually and as a whole, the director nominees possess the necessary qualifications to provide effective oversight of the business and quality advice and counsel to the Company’s management.

2020 Proxy Statement	1

Set forth below is biographical information for each director nominee named above. The following information also describes the specific experience, qualifications, attributes and skills that qualify each person to serve on the Company’s Board.

Joseph M. Donovan Age: 65

Director Since: 2014

Mr. Donovan has served as a director since 2014. Mr. Donovan is currently the non-executive Chairman of the Board and Chairman of the Audit Committee of Fly Leasing Limited, a Dublin, Ireland based commercial aircraft leasing company (NYSE:FLY), which he joined in 2007 prior to its initial public offering. Mr. Donovan also served, from 2009 to 2015, as a director of Institutional Financial Markets Inc. (AMEX:IFMI), a New York City based broker dealer and asset management company. Mr. Donovan has been involved in investment banking since 1983 and has worked at CS First Boston/The First Boston Corporation, Smith Barney Inc., Prudential Securities and Credit Suisse Securities (USA) LLC. Mr. Donovan was formerly a licensed certified public accountant. Mr. Donovan holds a B.B.A. degree in Accountancy from the University of Notre Dame and an M.B.A. with a concentration in Finance from the Wharton School, University of Pennsylvania.

Specific Qualifications, Attributes, Skills and Experience:

•   Service as a member of public company boards of directors

•   Extensive investment banking and capital markets experience

•   Expertise in accounting and finance

Other Public Company Boards:

•   Fly Leasing Limited (NYSE:FLY)

Independent: Yes
Committees:
• Audit • Investment

Mary Fedewa Age: 54

Director Since: 2016

Ms. Fedewa was one of the Company’s founders in May 2011 and has served as the Company’s Chief Operating Officer since October 2017. She was appointed to serve as a director in August 2016. From the Company’s organization until October 2017 she served as the Company’s Executive Vice President—Acquisitions, Assistant Secretary and Assistant Treasurer. Ms. Fedewa has over 20 years of experience in a broad range of financial services. Prior to co-founding the Company, Ms. Fedewa spent several years investing as principal in single-tenant commercial real estate for private real estate companies. From 2004 to 2007, Ms. Fedewa was a Managing Director of Acquisitions at Spirit Finance Corporation (now Spirit Realty Capital, Inc. (NYSE: SRC)) (“Spirit”), a real estate investment trust, originating net-lease transactions in a variety of industries across the United States. Prior to Spirit, Ms. Fedewa held numerous positions within GE Capital, concluding as a Senior Vice President of GE Franchise Finance, which was the successor company to Franchise Finance Corporation of America (“FFCA”), a Scottsdale, Arizona-based REIT acquired by GE Capital in 2001. Throughout her GE Capital tenure, Ms. Fedewa held leadership positions within Mortgage Insurance, Private Label Financing and Commercial Finance. While at GE, Ms. Fedewa was awarded a Six Sigma Black Belt and also served as a GE Quality Leader. Ms. Fedewa attended North Carolina State University, where she graduated summa cum laude with a B.A. degree in Business Management with a concentration in Finance. Ms. Fedewa was recommended for appointment to the Board by our Chief Executive Officer.

Specific Qualifications, Attributes, Skills and Experience:

•   Familiarity with the Company’s history and operations

•   Extensive experience acquiring and selling net-lease real estate

•   Management service at three public companies

Other Public Company Boards:

•   None

Independent: No
Committees:
• None

2	2020 Proxy Statement

Morton H. Fleischer Age: 83

Director Since: 2011

Mr. Fleischer has served as the non-executive Chairman of the Board since STORE’s organization in May 2011. Prior to his role as Chairman, Mr. Fleischer co-founded Spirit and served as Chairman from its inception in 2003 to February 2010, including the three years that Spirit was publicly traded on the NYSE, 2004 to 2007. Prior to Spirit, Mr. Fleischer founded numerous real estate limited partnerships in the 1980s that were predecessors to FFCA, a REIT that he formed and took public on the NYSE in 1994. Mr. Fleischer served as FFCA’s Chairman of the board of directors and Chief Executive Officer until FFCA was acquired by GE Capital in 2001. FFCA was the nation’s largest publicly traded net-lease REIT and owned or financed over 5,000 single-tenant properties at the time of its sale to GE Capital in 2001. As a result of over 35 years of experience in the real estate and net-lease industries and the invaluable guidance, support and wisdom Mr. Fleischer provided to the Company in the early years of its formation, our executive team considers him an honorary founder of STORE.

Specific Qualifications, Attributes, Skills and Experience:

•   Familiarity with the Company’s history and operations

•   Extensive real estate and capital markets experience

•   Service as a chief executive officer of two public companies

Other Public Company Boards:

•   None

Independent: Yes
Committees:
• Compensation • Nominating and Corporate Governance • Executive • Investment

William F. Hipp Age: 65

Director Since: 2016

Mr. Hipp has served as a director since 2016. Mr. Hipp spent over 35 years in commercial banking, where he developed extensive experience with REITs, real estate capital markets and corporate finance. From 2004 until his retirement in 2015, Mr. Hipp was employed by KeyBank in various senior level roles, most recently as head of the Institutional Capital Group (ICG) for KeyBank’s real estate business, which he founded upon joining the bank and ran until his retirement. ICG’s mission is to identify real estate related borrowers, particularly public and private REITs and real estate opportunity funds with effective debt ratings ranging from high yield to mid investment grade, that have a significant need for bank debt and M&A advisory services, and for access to the syndicated loan market, the public equity markets, and the commercial mortgage backed securities and agency debt markets (Fannie Mae/Freddie Mac). Through the ICG platform, KeyBank provided debt and equity capital and advisory services to real estate related borrowers; and Mr. Hipp, in his capacity as head of ICG, was responsible for formulating and implementing strategy and for client selection and initial credit and risk decisions. Prior to his employment with KeyBank, Mr. Hipp spent 20 years with BankBoston, as head of its real estate group, and FleetBoston (following the merger of BankBoston and Fleet Financial Group) as co-head of real estate. Mr. Hipp holds a B.A. degree in Economics from Emory University and an M.B.A. with a concentration in Finance and Accounting from Tulane University.

Specific Qualifications, Attributes, Skills and Experience:

•   Experience identifying, underwriting and evaluating real estate investments

•   Familiarity with the Company’s history and operations

•   Expertise in accounting and finance

Other Public Company Boards:

•   None

Independent: Yes
Committees:
• Audit • Investment

2020 Proxy Statement	3

Tawn Kelley Age: 56

Director Since: 2020

Ms. Kelley has served as a director since February 2020. As Executive Vice President of Taylor Morrison and President of its Financial Services unit, Ms. Kelley contributes to the executive leadership of Taylor Morrison and leads Taylor Morrison Home Funding, Inspired Title Services and Mortgage Funding Direct Ventures. She is responsible for the management, financial performance and long-term growth strategies of these companies. Prior to joining Taylor Morrison, in 2001, Ms. Kelley founded and served as CEO and President of Mortgage Funding Direct Ventures (“MFDV”), a management company that partnered with production homebuilders to create in-house mortgage subsidiaries. Among the various partnerships under the Mortgage Funding Direct family, Taylor Morrison Home Funding was also established in 2001. The successful partnership expanded nationally and evolved from a mortgage brokerage to a lender, ultimately paving the way for Taylor Morrison to acquire the MFDV management company in 2009. As an executive member of Taylor Morrison Corporation, (NYSE:TMHC) Ms. Kelley has held several senior-executive level positions that have impacted and contributed to the growth and expansion of Taylor Morrison.

Specific Qualifications, Attributes, Skills and Experience:

•   Experience in the real estate industry

•   Experience as a senior operating executive of a public company

•   Expertise in lending and finance

Other Public Company Boards:

•   None

Independent: Yes
Committees:
• Nominating and Corporate Governance

Catherine D. Rice Age: 60

Director Since: 2017

Ms. Rice has served as a director since October 2017. Ms. Rice has over 30 years of experience in the real estate capital and investment markets and in the management and operation of public and private real estate companies. She currently serves as the lead independent director and a member of each of the Audit, Compensation, and Nominating and Corporate Governance Committees of the board of directors of Colony Credit Real Estate, Inc. (NYSE: CLNC), one of the largest commercial real estate credit REITs. From 2013 to 2016, Ms. Rice was Chief Financial Officer and then Senior Managing Director of W.P. Carey (NYSE: WPC), one of the largest global net lease REITs, where she completed a comprehensive reorganization of the finance, accounting and IT functions and the build-out of the investor relations and capital markets areas. She was responsible for financial strategy, all public capital-raising initiatives, and a company-wide strategic evaluation. She was a member of the operating and investment committees. From 2010 to 2013, Ms. Rice was a partner at Parmenter Realty Partners, a private real estate investment firm focused on distressed and value-add properties in the Southern regions of the U.S. Her responsibilities included both capital raising and investing for the firm’s fourth fund. From 2002 to 2009, Ms. Rice was the Chief Financial Officer of iStar Financial (NYSE: STAR), a publicly traded finance company focused on the commercial real estate industry, where she was responsible for financial strategy and capital-raising initiatives, financial reporting and investor relations. Ms. Rice spent the first 16 years of her career as a professional in the real estate investment banking groups of Merrill Lynch, Lehman Brothers and Banc of America Securities. During her career as an investment banker, she was involved in numerous capital-raising and strategic advisory transactions, including REIT IPOs, public and private debt and equity offerings, mergers and acquisitions, leveraged buyouts, and asset and corporate acquisitions and dispositions. Ms. Rice received a B.A. degree from the University of Colorado and an M.B.A. from Columbia University.

Specific Qualifications, Attributes, Skills and Experience:

•   Extensive real estate and capital markets experience

•   Service as a chief financial officer of a public company

•   Experience investing in and managing commercial real estate projects

Other Public Company Boards:

•   Colony Credit Real Estate (NYSE:CLNC)

Independent: Yes
Committees:
• Audit • Investment

4	2020 Proxy Statement

Einar A. Seadler Age: 63

Director Since: 2016

Mr. Seadler has served as a director since 2016. Mr. Seadler is the founder and President of EAS Advisors LLC, a management consulting firm specializing in advisory services to senior executives who seek to develop and execute enduring growth, operational improvement and human capital strategies. Prior to starting EAS Advisors in 2016, Mr. Seadler was a managing director of Accenture Strategy, an operating unit of Accenture PLC (NYSE: ACN), which he joined in 2008. His responsibilities included advising senior executives of Fortune 500 companies on increasing stockholder value, primarily in the consumer goods and services, retail, fast food dining, industrial, infrastructure and government sectors. Prior to Accenture, Mr. Seadler served as a leader in McKinsey & Company’s Operations Strategy Practice. He has also served in senior executive roles in retail and business services companies, with responsibilities that spanned sales, marketing, operations, real estate, supply chain, technology and finance. Mr. Seadler began his career as a United States Army infantry officer serving in various command and staff assignments, including as an associate professor at the United States Military Academy at West Point. Mr. Seadler is a graduate of the United States Military Academy at West Point and received a Master of Science degree from Cornell University.

Specific Qualifications, Attributes, Skills and Experience:

•   Experience in business and operational strategy across multiple industry sectors

•   Advisor to senior executives on increasing stockholder value across industry sectors relevant to the Company

•   Top leadership and operational experience as a senior executive

Other Public Company Boards:

•   None

Independent: Yes
Committees:
• Compensation

Quentin P. Smith, Jr. Age: 68

Director Since: 2014

Mr. Smith has served as a director since 2014. Mr. Smith is the founder and President of Cadre Business Advisors LLC, a management consulting firm that specializes in strategic planning, business performance improvement, capital formation and turnaround management. Prior to starting Cadre, Mr. Smith was Partner in Charge of Arthur Andersen’s Desert Southwest business consulting practice with responsibility for business development and client engagement management for Arizona and New Mexico. Mr. Smith has business development, growth and operational profit and loss experience across a wide variety of industries. Mr. Smith also has over eight years of diversified corporate management experience. He currently serves on the board, and chairs the compensation committee, of Banner Health and previously served as its Chairman. From January 2015 through March 2017, Mr. Smith served as a member of the board of directors of Patriot National, Inc. (NYSE:PN), a provider of comprehensive full-service outsourcing solutions within the workers’ compensation insurance marketplace, chaired its compensation committee and served on its audit committee. He has served on the boards of the Arizona Public Service Company and Arizona MultiBank, as well as on the boards of Employee Solutions, Inc., Rodel, Inc. and iCrossing, Inc. until those companies were sold or acquired. Mr. Smith holds a B.S. degree in Industrial Management and Computer Science from Purdue University and an M.B.A. degree from Pepperdine University.

Specific Qualifications, Attributes, Skills and Experience:

•   Prior service as a member of public company boards of directors

•   Management consulting, corporate management and operational experience

•   Experience on public company compensation and audit committees

Other Public Company Boards:

•   None

Independent: Yes
Committees:
• Compensation • Nominating and Corporate Governance • Executive

2020 Proxy Statement	5

Christopher H. Volk Age: 63

Director Since: 2011

Mr. Volk was one of the Company’s founders in May 2011 and has served as the Company’s President and Chief Executive Officer and as a director since its organization. With more than 30 years of experience in structuring, managing and financing commercial real estate companies, Mr. Volk led the largest ever real estate limited partnership roll-up transaction of its time in 1994 in the formation of FFCA; oversaw the issuance of FFCA’s unsecured debt rating in 1995, which was the first unsecured debt rating ever issued to a net-lease REIT; and, in 2005 while CEO of Spirit, led the creation of the first commercial real estate master trust debt conduit in the United States designed to finance net-lease assets. Prior to forming the Company, Mr. Volk co-founded Spirit and served as its President and Chief Executive Officer and as a member of its board from August 2003 to February 2010. Prior to co-founding Spirit in 2003, Mr. Volk served for over 16 years in numerous capacities with FFCA, including President and Chief Operating Officer and a member of FFCA’s board of directors. Mr. Volk continued as Chief Operating Officer of GE Capital Franchise Finance, the new name given to the business following the FFCA acquisition, until December 2002. In addition to his service on the Board and as the Company’s President and Chief Executive Officer, Mr. Volk currently serves as chairman of the nominating and corporate governance committee of Banner Health, and as a member of the investment committee . He received a B.A. degree from Washington and Lee University and an M.B.A. degree from Georgia State University.

Specific Qualifications, Attributes, Skills and Experience:

•   Familiarity with the Company’s history and operations

•   Extensive real estate and capital markets experience

•   Senior executive at three public companies

Other Public Company Boards:

•   None

Independent: Yes
Committees:
• Executive

Board Recommendation

The Board recommends that you vote “FOR” the election of each of the director nominees named above.

6	2020 Proxy Statement

OUR BOARD OF DIRECTORS

Role of the Board

The stockholders of the Company elect the Board to oversee their interests in the long-term health and overall success of the Company’s business. The Board serves as the ultimate decision-making body of the Company, except for those matters reserved to or shared with the stockholders. The Board plays a critical role in the strategic planning process and regularly discusses strategy throughout the year. The Board selects and oversees the members of our senior management team, who are charged by the Board with conducting the day-to-day business of the Company.

Board Composition and Refreshment

Our Board and its Nominating and Corporate Governance Committee seek nominees to serve on the Board who have diverse skills, professional experience and backgrounds, and effectively represent the long-term interests of our stockholders. The Board and its Nominating and Corporate Governance Committee also understand the importance of Board refreshment; because term limits may cause the loss of experience and expertise important to the optimal operation of the Board, we currently do not impose limits on the number of terms a director may serve, but we do strive to maintain an appropriate balance of tenure, turnover, diversity and skills on the Board. The Board believes that new perspectives and ideas are critical to a forward-looking and strategic Board, as is the ability to benefit from the valuable experience and familiarity that longer-serving directors offer. Of our nine director nominees, five have joined the Board since the beginning of 2016, with our newest director, Ms. Tawn Kelley, joining in early 2020.

Board Evaluation Process

The Board believes that a robust and constructive evaluation process is an essential component of good corporate governance and Board effectiveness. The Board, acting through the Nominating and Corporate Governance Committee, conducts a self-evaluation at least annually to determine whether it and its committees are functioning effectively, and whether the combination and mixture of skills, experience and judgment that directors bring to the Board provide the Board with the necessary tools to perform its oversight function effectively. Each of the Audit, Compensation, and Nominating and Corporate Governance Committees also conducts a self-evaluation at least annually and reports the results to the Board, acting through the Nominating and Corporate Governance Committee. The results of this evaluation process are discussed by the full Board and each applicable committee and changes in practices or procedures may be considered and implemented as appropriate. The Nominating and Corporate Governance Committee may periodically review the format of the evaluation process to ensure that the matters being evaluated remain relevant and that useful feedback on the operation of the Board and its committees is received.

Director Nominee Selection Process and Considerations

Management-Recommended Director Candidates. The Nominating and Corporate Governance Committee is responsible for recommending to the Board a slate of nominees for election at each annual meeting. Nominees may be suggested by directors, members of management or stockholders (as discussed below). In evaluating candidates to serve on the Board, the Nominating and Corporate Governance Committee’s objective is to select individuals with holistically diverse skills and experience that can assist the Company and the Board in achieving their objectives. The Committee considers individual qualifications, including relevant career experience, strength of character, maturity of judgment, and experience in, and familiarity with, the Company’s industry and business. It also considers other factors it considers appropriate, which may include:

•	diversity of background;

•	existing commitments to other businesses;

•	potential conflicts of interest;

•	legal considerations;
•	corporate governance background (including experience as a board member or officer of another publicly held company);

•	financial and accounting background;

•	executive compensation background; and

•	the size, composition and combined expertise of the existing Board.

Though neither the Board nor the Nominating and Corporate Governance Committee has a formal policy concerning diversity, the Board values diversity on the Board, believes diversity should be considered in the director identification and nominating process, and seeks to compose a Board that is holistically diverse, with a range of views, backgrounds,

2020 Proxy Statement	7

leadership and business experience, and that includes women and underrepresented minorities. The Committee also considers the extent to which a candidate would fill a present need on the Board. In selecting director nominees, the Board seeks to monitor the mix of specific experiences, qualifications and skills of its members in order to assure that the Board, as a whole, has the necessary tools to perform its oversight function effectively in light of the Company’s business and structure. Presently, our nine-person board includes four diverse members, including three women.

Once a prospective nominee has been identified, the Nominating and Corporate Governance Committee will make an initial determination as to whether to conduct a full evaluation of the candidate. This initial determination will be based on the information provided to the Committee with the recommendation of the prospective candidate, as well as the Committee’s own knowledge of the prospective candidate, which may be supplemented by inquiries to the person making the recommendation or others.

Stockholder-Recommended Director Candidates. A stockholder who desires to recommend a prospective nominee for the Board should notify Chad A. Freed, Executive Vice President—General Counsel, Chief Compliance Officer and Secretary of the Company, at 8377 East Hartford Drive, Suite 100, Scottsdale, Arizona 85255. As set forth in the Company’s bylaws, to be timely, a stockholder’s notice must be delivered not earlier than the 150th day nor later than 5:00 p.m., Mountain Time, on the 120th day prior to the first anniversary of the date the Company’s proxy statement was released to stockholders in connection with the previous year’s annual meeting. Recommendations by stockholders that are made in accordance with these procedures will receive the same consideration by the Nominating and Corporate Governance Committee as other suggested nominees.

Stockholder-Nominated Director Candidates. Pursuant to the Company’s bylaws, stockholders are permitted to nominate directors in accordance with the Company’s advance notice provision contained in Article II, Section 11 of the bylaws. Article II, Section 11(a) provides that nominations of individuals for election to the Board may be made at an annual meeting of stockholders by any stockholder of the Company who was a stockholder of record both at the time of giving of notice by the stockholder as provided for in Section 11(a) and at the time of the annual meeting and who is entitled to vote at the meeting in the election of each individual so nominated. For any nomination to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the secretary of the Company and satisfied the other requirements set forth in Article II, Section 11 of the Company’s bylaws. To be timely, a stockholder’s notice must be delivered to the principal executive offices of the Company (8377 East Hartford Drive, Suite 100, Scottsdale, AZ 85255) not less than 120 days nor more than 150 days prior to the first anniversary of the date of the proxy statement for the preceding year’s annual meeting of stockholders; provided, however, if an annual meeting of stockholders is called for a date that is not within 30 days before or after the anniversary date of the preceding year’s annual meeting, then, in order to be timely, a stockholder’s notice must be received by the Company no earlier than the 150th day prior to the date of such annual meeting and no later than the later of (a) the 120th day prior to the date of such annual meeting, as originally convened, or (b) the tenth day following the day on which public announcement of the date of such meeting is first made. The stockholder notice must comply with the information requirements set forth in the Company’s bylaws.

Proxy Access Rights

In 2019, the Company amended its bylaws to adopt a proxy access provision to permit a stockholder, or group of no more than 20 stockholders, meeting specified eligibility requirements, to include director nominees in the Company’s proxy materials for annual meetings of stockholders. In order to be eligible to utilize these proxy access provisions, a stockholder, or group of stockholders, must, among other requirements:

•	have owned shares of common stock equal to at least 3% of the outstanding shares of the Company’s common stock continuously for at least the prior three years;

•

represent that such shares were acquired in the ordinary course of business and not with the intent to change or influence control of the Company and that such stockholder or group does not presently have such intent; and

•

provide a notice requesting the inclusion of director nominees in the Company’s proxy materials and provide other required information to the Company not earlier than 150 days nor later than 120 days prior to the first anniversary of the date of mailing of the notice for the prior year’s annual meeting of stockholders (with adjustments if the date for the upcoming annual meeting is advanced by more than 30 days or delayed by more than 60 days from the anniversary date of the prior year’s annual meeting).

Additionally, all director nominees submitted through these provisions must be independent and meet specified additional criteria, and stockholders will not be entitled to utilize this proxy access right at an annual meeting if the Company receives notice through the advanced notice bylaw provisions that a stockholder intends to nominate a director at such meeting. The maximum number of director nominees that may be submitted pursuant to these provisions may not exceed

8	2020 Proxy Statement

the greater of two directors or 20% of the number of directors then serving on the Board (rounding down to the closest whole number). The foregoing proxy access right is subject to additional eligibility, procedural and disclosure requirements set forth in the Company’s bylaws.

Annual Elections of Directors

We do not have a staggered board; our directors are elected each year at the annual meeting of stockholders to hold office until the next annual meeting and until their successors are elected and qualified. The Nominating and Corporate Governance Committee evaluates the qualifications and performance of each incumbent director before recommending the nomination of that director for an additional term.

Policy on Directors Who Fail to Achieve a Majority Vote

Our Corporate Governance Guidelines provide that, in an election of directors where the number of nominees does not exceed the number of directors to be elected, each director must receive the majority of the votes cast with respect to that director (without regard to withhold votes or broker non-votes). If a director does not receive a majority vote, the director will promptly, and in any event within ten (10) days from the date of the certification of the election results, tender his or her resignation to the Board. The Nominating and Corporate Governance Committee will make a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken. The Board will act on the resignation taking into account the recommendation of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee, in making its recommendation, and the Board, in making its decision, may each consider any factors or other information that it considers appropriate and relevant, including, but not limited to:

•	the stated reasons, if any, why stockholders withheld their votes;

•	possible alternatives for curing the underlying cause of the withheld votes;

•	the director’s tenure, qualifications, and past and expected future contributions to the Company; and

•

the overall composition of the Board, and whether accepting the tendered resignation would cause the Company to fail to meet any applicable rule or regulation, including under NYSE listing requirements and federal securities laws.

When deciding the action to take, the Board may accept or reject the resignation offer or, upon the recommendation of the Nominating and Corporate Governance Committee, decide to pursue alternative actions such as (i) allowing the director to remain on the Board but not be re-nominated to the Board at the end of the current term, (ii) deferring acceptance of the resignation until a replacement director with certain necessary qualifications held by the subject director (for example, audit committee financial expertise) can be identified and elected to the Board, or (iii) deferring acceptance of the resignation if the director can cure the underlying cause of the withheld votes within a specified period of time (for example, if the withheld votes were due to another board directorship, by resigning from that other board). If the Board accepts a director’s resignation offer, then the Board, in its sole discretion, may fill any resulting vacancy or may decrease the size of the Board, in each case pursuant to the applicable provisions of the Company’s bylaws as then in effect. If the Board rejects a director’s resignation offer, then such director will continue to serve through the remainder of his or her term and until his or her successor is duly elected, or his or her earlier resignation or removal.

The director who tenders his or her resignation will not participate in the recommendation of the Nominating and Corporate Governance Committee or the decision of the Board with respect to his or her resignation; provided, however, that (a) if a majority of the members of the Nominating and Corporate Governance Committee did not receive the vote of at least “the majority of the votes cast,” then the independent directors of the Board (including any who received the vote of at least “the majority of the votes cast” in such election) shall appoint a committee amongst themselves to consider the resignation offers and recommend to the Board whether to accept them, and (b) if three or fewer independent directors received at least “the majority of the votes cast” in the same election, then all independent directors may participate in any discussions or actions with respect to accepting or declining the resignation offers (except that no such director will vote to accept or decline his or her own resignation offer).

The Board must take action on the resignation within 90 days of the certification of the election results and will publicly disclose its decision and its rationale promptly thereafter.

In addition, pursuant to our Corporate Governance Guidelines, a director who experiences a significant change in his or her principal current employer or principal employment, including any director who is currently an officer or employee of the Company, or other similarly significant change in professional occupation or association, is asked to consider whether his or her resignation is appropriate. The Board will then determine the action, if any, to be taken with respect to any offer to resign.

2020 Proxy Statement	9

BOARD AND COMMITTEE GOVERNANCE

We believe that effective corporate governance is critical to our ability to create long-term value for our stockholders. Accordingly, the Company has structured its corporate governance to align the Company’s interests with those of its stockholders, including but not limited to the following:

•	the majority of our Board members are independent and each of our committees (other than our Executive Committee) is composed entirely of independent directors;

•	we value board refreshment and five of our nine director nominees have joined the Board since the beginning of 2016 (including Ms. Kelley, who was appointed in February 2020);

•	we do not have a staggered Board and each director is subject to election annually;

•

we have adopted proxy access on market terms, which permits eligible stockholders to submit director nominees for up to 20% of the Board for inclusion in our Proxy Statement if the eligible stockholder(s) and the nominee(s) meet the requirements in our bylaws;

•	the Company has opted out of the Maryland business combination and control share acquisition statutes (takeover defense protections), and, in the future, will not opt in without stockholder approval;

•

the Company does not maintain a stockholder rights plan, nor will it adopt a stockholder rights plan in the future without (a) the approval of our stockholders or (b) seeking ratification from stockholders within 12 months of adoption of the plan if the Board determines, in the exercise of its duties under applicable law, that it is in the Company’s best interest to adopt a stockholder rights plan without the delay of seeking prior stockholder approval; and

•	we value transparency and are a leader in providing detailed disclosures about our business to our stockholders.

Director Attendance at Annual Meetings

Although we do not have a formal policy regarding attendance by members of the Board at annual meetings of stockholders, we expect that our directors will participate in our meetings, absent a valid reason for not doing so. Eight of our nine directors then serving on the Board attended the 2019 annual meeting of stockholders.

Board Leadership Structure

The Board has no fixed policy with respect to the separation of the offices of Chairman of the Board and Chief Executive Officer. The Board retains the discretion to determine, at any time, whether to combine or separate the positions as it deems to be in the best interests of the Company and its stockholders. In making leadership structure determinations, the Board considers many factors, including the specific needs of the business and what is in the best interests of the Company’s stockholders. Currently, the Board believes that separating the positions of Chief Executive Officer and Chairman is the best structure for the Company because it improves the ability of the Board to exercise its oversight role by having an independent director who is not an officer or member of management to serve in the role of Chairman.

Board Executive Sessions

The non-management members of the Board meet in executive session without management present at the conclusion of each regular Board meeting. Mr. Fleischer, the Chairman of our Board, acts as the presiding director at all of these executive sessions.

Board Role in Succession Planning

A key responsibility of the Board is to ensure that the Company has the necessary senior management talent to operate the business and be successful into the future. Our Nominating and Corporate Governance Committee is charged with periodically reviewing with the Chairman of the Board and the Chief Executive Officer the succession plans relating to positions held by executive officers, and making recommendations to the Board with respect to the selection of individuals to occupy those positions. Consistent with its responsibilities, our Nominating and Corporate Governance Committee regularly discusses succession planning with our Chief Executive Officer and reports to the Board regarding those plans.

10	2020 Proxy Statement

Our consistent focus on succession planning enabled us to successfully handle the transition of Andrew L. Rosivach to the position of Executive Vice President—Chief Credit Officer and Chad A. Freed to the position of Executive Vice President— General Counsel, Chief Compliance Officer and Secretary during 2019. In addition, in early 2020, we promoted three Vice Presidents to the position of Senior Vice President and eight Directors to the position of Vice President.

Board Role in Risk Oversight

The Board oversees the proper safeguarding of the assets of the Company, the maintenance of appropriate financial and other internal controls and the Company’s compliance with applicable laws and regulations and proper governance. Inherent in these responsibilities is the Board’s understanding and oversight of a company-wide approach to risk management that is carried out by our senior leadership team. The Board determines the appropriate risk for us generally, assesses the specific risks faced by us and reviews the steps taken by our senior leadership team to manage those risks. The Board’s committees assist in discharging the Board’s risk oversight role by performing the subject matter responsibilities outlined below. The Board retains full oversight responsibility for all subject matters not assigned to a committee. In fulfilling its risk management responsibilities, the Board recognizes that it is neither possible nor prudent to eliminate all risk and that purposeful and appropriate risk taking is essential for the Company to be competitive in its industry and to achieve the Company’s long-term strategic objectives. In performing its oversight responsibilities, the Board and its committees review policies and guidelines that senior management uses to manage the Company’s exposure to material categories of risk. As these issues sometimes overlap, committees address certain issues at the full Board level.

In addition, the Board oversees the Company’s cyber risk management program. In order to respond to the threat of security breaches and cyber-attacks, we have developed a program that is designed to protect and preserve the confidentiality, integrity and continued availability of all information owned by, or in the care of, the Company. This program also includes a cyber-incident response plan. The Audit Committee, which is tasked with oversight of certain risk issues, receives periodic reports, and regularly briefs the full Board, on these matters, and the full Board also receives periodic briefings on cybersecurity threats in order to enhance our directors’ literacy on cybersecurity issues.

Committee	Risk Oversight Focus Areas
Audit Committee

•   Oversees risks related to the Company’s financial statements, the financial reporting process and accounting and legal matters, including related party transactions and other conflicts of interest situations. Also oversees the internal audit function.

•   Periodically receives reports on and discusses governance of the Company’s risk management processes and reviews significant risks and exposures, including those related to information technology and cybersecurity, identified by management, the internal auditors or the independent registered public accounting firm (whether financial, operational or otherwise), and management’s actions to address them.

Compensation Committee

•   Evaluates the risks and rewards associated with the Company’s compensation philosophy and programs.

•   Reviews and approves compensation programs with features that incentivize performance through individual and corporate goals while discouraging risky behaviors.

Nominating and Corporate Governance Committee

•   Oversees the Company’s governance practices, including its Code of Business Conduct and Ethics and its Corporate Governance Guidelines, director selection and nomination processes and Board and committee evaluations.

•   Oversees the Company’s position and activities in furtherance of its corporate responsibility, including reviewing and recommending appropriate environmental stewardship and social responsibility goals, policies and practices and reviewing and monitoring key performance metrics relating to environmental stewardship and social responsibility matters.

Investment Committee

•   Oversees the Company’s real estate investments and has final approval authority over any investment transaction that (i) would result in any single credit being greater than 1.0% of the Company’s total annual base rent and interest (“ABR”) as of the previous quarter end but less than 2.0%; (ii) would result in an increase in the ABR from a single credit previously approved by the Executive Investment Committee under the immediately preceding clause (i) by 25.0% or more in any subsequent year; (iii) would cause the Company’s overall investment mix to exceed 17.5% ABR for industrial and agriculture or 20.0% ABR for retail; or (iv) involves a single asset with a purchase price or mortgage of $30.0 million or more.

2020 Proxy Statement	11

In establishing the Board’s current leadership structure, risk oversight was one factor among many considered by the Board, and the Board believes that the current leadership structure is conducive to and appropriate for its risk oversight function. The Board regularly reviews its leadership structure and evaluates whether it, and the Board as a whole, is functioning effectively. If, in the future, the Board believes that a change in its leadership structure is required to, or potentially could, improve the Board’s risk oversight function, it may make any change it deems appropriate.

Committees and Meetings of the Board

During the year ended December 31, 2019, the Board met five times. Seven of our eight current directors attended 100% of the aggregate of the total number of Board meetings and the total number of meetings held by all committees on which he or she served that were held during the year ended December 31, 2019 and that were held while such person was a director of the Company or a member of such committee; one of our current directors attended all Board meetings and 94% of the combined total of sixteen meetings of the Board and committees on which he served. The Board has five standing committees: the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee, the Investment Committee and the Executive Committee. The charters of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee are available on our investor relations website at http://ir.storecapital.com. The Board may establish other committees as it deems necessary or appropriate from time to time.

Audit Committee Meetings Held in 2019: Five

Members	Independence(1)	Primary Responsibilities of the Committee
Joseph M. Donovan (Chair)(2) William F. Hipp(2) Catherine D. Rice(2)	✔ ✔ ✔

•   reviewing our financial statements, including any significant financial items or changes in accounting policies, with our senior management and independent registered public accounting firm;

•   reviewing our financial risk and control procedures, compliance programs and significant tax, legal and regulatory matters;

•   selecting and determining the compensation of our independent registered public accounting firm;

•   establishing procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters; and

•   reviewing and overseeing our independent registered public accounting firm.

(1)

Each member of the Audit Committee is financially literate, knowledgeable and qualified to review financial statements, and meets the independence requirements of the NYSE, the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Company’s Corporate Governance Guidelines.

(2)	The Board has determined that Messrs. Donovan and Hipp and Ms. Rice each qualify as an “audit committee financial expert” as such term is defined in Item 407(d)(5) of Regulation S-K.

Compensation Committee Meetings Held in 2019: Five

Members	Independence(1)	Primary Responsibilities of the Committee
Quentin P. Smith, Jr. (Chair) Morton H. Fleischer Catherine D. Rice(2) Einar A. Seadler(2)	✔ ✔ ✔ ✔

•   approving goals (both individual and corporate) and objectives relevant to the compensation of our key executives; evaluating the performance of these executives in light of those goals and objectives; and determining the compensation of these executives based on that evaluation;

•   reviewing and approving director compensation;

•   reviewing and approving overall compensation programs;

•   administering our incentive compensation and equity-based plans; and

•   as necessary, engaging an independent compensation consultant to assist with the structure of our director and executive compensation programs.

(1)

Each member of the Compensation Committee meets the independence requirements of the NYSE and the Company’s Corporate Governance Guidelines and qualifies as a “non-employee director” under SEC Rule 16b-3.

(2)	Mr. Seadler was appointed to serve on the Compensation Committee, effective February 13, 2019, replacing Ms. Rice.

12	2020 Proxy Statement

Nominating and Corporate Governance Committee Meetings Held in 2019: Five

Members	Independence(1)	Primary Responsibilities of the Committee
Morton H. Fleischer (Chair) Tawn Kelley(2) Einar A. Seadler(3) Rajath Shourie(4) Quentin P. Smith, Jr.	✔ ✔ ✔ ✔ ✔

•   identifying individuals qualified to become members of the Board and recommending director nominees and members of the Board for committee assignment;

•   developing and recommending to our Board corporate governance guidelines;

•   overseeing the evaluation of our Board and its committees; and

•   providing assistance to the Board in reviewing and approving the Company’s activities, goals and policies concerning environmental stewardship and social responsibility matters.

(1)	Each member of the Nominating and Corporate Governance Committee meets the independence requirements of the NYSE and the Company’s Corporate Governance Guidelines.

(2)	Ms. Kelley was appointed to serve on the Nominating and Corporate Governance Committee, effective February 13, 2020, filling the vacancy created by Mr. Shourie’s resignation.

(3)	Mr. Shourie was appointed to serve on the Nominating and Corporate Governance Committee, effective February 13, 2019, replacing Mr. Seadler.

(4)	Mr. Shourie resigned from the Board, effective December 19, 2019.

Investment Committee Meetings Held in 2019: Six

Members	Independence	Primary Responsibilities of the Committee
Morton H. Fleischer (Chair) Joseph M. Donovan William F. Hipp Catherine D. Rice(1) Rajath Shourie(2)	✔ ✔ ✔ ✔ ✔

•   reviewing property acquisitions for tenant relationships that would result in any single credit being greater than 1.0% of the Company’s total assets as of the previous quarter end but less than 2% of total assets as of the previous quarter end, and evaluating these acquisitions in accordance with the Company’s investment guidelines; and

•   approving or declining proposed property acquisitions based on its assessment of the overall quality of the transaction and whether it believes the transaction is in the best interests of the Company and its stockholders.

(1)	Ms. Rice was appointed to serve on the Investment Committee, effective February 13, 2020, filling the vacancy created by Mr. Shourie’s resignation.

(2)	Mr. Shourie resigned from the Board, effective December 19, 2019.

Executive Committee Meetings Held in 2019: One

Members	Independence	Primary Responsibilities of the Committee
Morton H. Fleischer (Chair) Christopher H. Volk Quentin P. Smith, Jr.	✔ ✘ ✔

•   acting on behalf of the Board during intervals between regularly scheduled meetings of the Board; and

•   exercising all powers of the Board, except as otherwise provided by law and the Company’s bylaws and consistent with the authority which has been delegated to the Executive Committee by the Board.

Changes in Committee Composition

In connection with the appointment of Tawn Kelley to the Board, effective February 13, 2020, the Nominating and Corporate Governance Committee recommended, and the Board approved, the appointment of Ms. Kelley to serve on the Nominating and Corporate Governance Committee and the appointment of Ms. Rice to serve on the Investment Committee, in each case filling the vacancy created by Mr. Shourie’s resignation.

2020 Proxy Statement	13

Communication with the Board

The Board has adopted a process by which stockholders and other interested parties who desire to contact our Board, a particular Board committee, a particular group of directors (e.g., our independent directors), or individual members of the Board, including our Chairman (the presiding director), may do so electronically by email at CorporateSecretary@storecapital.com, or by mail addressed to the named individual, the committee, the group, or the Board as a whole c/o Chad A. Freed, Executive Vice President—General Counsel, Chief Compliance Officer and Secretary, at STORE Capital Corporation, 8377 East Hartford Drive, Suite 100, Scottsdale, AZ 85255. In general, any communication delivered to the Company for forwarding to the Board, a Board committee, a particular group of directors or specified Board members will be forwarded in accordance with the stockholder’s instruction, except that we reserve the right not to forward any abusive, threatening or otherwise inappropriate materials.

ADDITIONAL CORPORATE GOVERNANCE FEATURES

Stockholder Authority to Amend Bylaws

One of the major proxy advisory firms adopted a policy in late 2016 pursuant to which it will recommend that stockholders vote against, or withhold their votes for, director nominees who are members of the governance committee of any public company that has governance documents that restrict the stockholders’ ability to amend that company’s bylaws by a majority vote of the outstanding shares entitled to be cast on the matter. Prior to 2019, our bylaws, consistent with Maryland law, generally vested the Board with the exclusive power to adopt, alter or repeal any provision of our bylaws and to make new bylaws.

In response to the proxy advisory firm’s policy, our Nominating and Corporate Governance Committee has considered in each of the last two years whether changing our bylaws to grant stockholders the concurrent right to amend our bylaws by a majority vote of the outstanding shares entitled to be cast on the matter was in the best interests of the Company and all of its stockholders. For the various reasons discussed in our proxy materials for the 2017 and 2018 annual meetings of stockholders, the committee, while reiterating its commitment to strong corporate governance practices, determined that the Board was in the best position to consider possible future bylaw amendments, including any that may be proposed by our stockholders in accordance with the provisions of our bylaws.

In connection with its regular review of the Company’s corporate governance structure during 2018 and early 2019, the Nominating and Corporate Governance Committee considered several modifications to the Company’s corporate governance practices, including amending the Company’s bylaws to adopt a proxy access right and further amending the bylaws to grant stockholders the concurrent right to amend the bylaws by a majority vote of the outstanding shares entitled to be cast on the matter. The Nominating and Corporate Governance Committee determined that the adoption of a proxy access bylaw, the terms of which have been developed over the course of the past decade and adopted by a significant number of companies on a consistent basis, was in the best interests of the Company and its stockholders. Accordingly, as discussed above, on February 13, 2019, the Company amended its bylaws to adopt a proxy access provision that permits a stockholder, or group of no more than 20 stockholders, meeting specified eligibility requirements, to include director nominees in the Company’s proxy materials for annual meetings of stockholders.

With regard to amending the Company’s bylaws to grant stockholders the concurrent right to amend the bylaws by a majority vote of the outstanding shares entitled to be cast on the matter, after further careful consideration of this matter, the Nominating and Corporate Governance Committee and the Board ultimately concluded, after direct and meaningful engagement with stockholders representing nearly half of our outstanding shares, that amending the Company’s bylaws to grant stockholders the concurrent right to amend the bylaws was in the best interests of the Company and its stockholders. Accordingly, in February 2019, the Nominating and Corporate Governance Committee approved and recommended to the Board, and the Board approved and proposed for approval and adoption by our stockholders at the 2019 annual meeting of stockholders, an amendment to our bylaws that would allow stockholders to amend the Company’s bylaws by a majority vote of the outstanding shares entitled to be cast on the matter, pursuant to a binding proposal submitted for approval at a duly called annual meeting or special meeting of stockholders by a stockholder, or group of up to 20 stockholders, owning at least 3% of the Company’s outstanding common stock continuously for at least the prior three years. As proposed, the foregoing right to submit a binding proposal to amend the bylaws would be subject to additional eligibility, procedural and disclosure requirements set forth in Sections 3 and 11 of Article II of the Company’s bylaws. In addition, pursuant to the terms of the proposed bylaw amendment, a stockholder proposal submitted under such provision could not alter or repeal (i) Article XII of the bylaws, which provides for indemnification and advancement of expenses for the Company’s directors and officers, (ii) Article XIV of the bylaws, which provides an exclusive forum for certain litigation, or (iii) Article XV, which addresses procedures for amendment of the bylaws, without the approval of the Board.

14	2020 Proxy Statement

As authorized by our Board, a proposal to approve the foregoing bylaw amendment was included in our proxy statement for our 2019 annual meeting of stockholders. At the 2019 annual meeting of stockholders, held on May 30, 2019, stockholders holding shares of our common stock representing approximately 72% of the votes cast on the proposal voted in favor of the proposal. Accordingly, our stockholders now have the authority to amend out bylaws in accordance with the terms described above.

Stockholder Engagement

Over the years, we have developed our stockholder engagement program as a means to provide continuous and meaningful interaction with our stockholders. The Company engages with its stockholders through a multi-pronged program pursuant to which we seek input, address questions and concerns, and provide perspective on Company policies and practices to our stockholders throughout the entire year. In developing the Company’s approach to stockholder engagement, our principal goal is to develop strong relationships with our key stockholders that will allow us to understand those issues that are most meaningful to them, thereby giving us insight into stockholder support of any initiatives and strategies that we propose to implement in furtherance of our long-term growth, improved governance or other matters. We recognize that stockholders are the owners of the Company and we use every component of the engagement effort to provide stockholders with detailed disclosures about our business and our thoughts on relevant issues, including the rationale for our corporate strategy.

The five components of our stockholder engagement program are:

•

Direct Engagement. Each year we seek to engage with our significant stockholders on matters related to our business, corporate governance or other matters that they may wish to discuss. These engagements consist of focused, one-on-one meetings (in person or via teleconference) between stockholders and our management that are designed to give our institutional stockholders an opportunity to better understand our company so that they may speak directly with management regarding any concerns they have, as well as fulfill their own fiduciary duties to their own investors. To make these meetings most productive for our investors’ governance teams, we will seek to set meeting times well in advance and provide advance materials covering the primary topics of discussion, thus ensuring that stockholder participants will have the opportunity and information to prepare and engage in meaningful dialogue.

•

Biennial Investor Day. We host an Investor Day every other year. At the event, our senior executives and acquisition team members provide market commentary, as well as investment and portfolio management case-studies and other informative insights. We design our Investor Days to provide stockholders a view of our long-term outlook and strategy. The event draws institutional equity and fixed income investors, as well as analysts who generally publish their observations. As necessary, highlights of the presentations are also filed with the SEC in a Form 8-K and made available to all stockholders.

•

Virtual Stockholder Meeting. We conduct our annual meeting as a “virtual meeting,” allowing our stockholders to join remotely from anywhere with an Internet connection or access to a telephone. Our virtual meeting platform empowers stockholders to submit questions to our Board and management team, who are then able to thoughtfully review and respond to those questions in an organized manner. We remain very sensitive to concerns regarding virtual meetings generally from investor advisory groups and other stockholder rights advocates, who have suggested that virtual meetings may diminish stockholder voice or reduce accountability. Accordingly, we have designed this virtual format to enhance, rather than constrain, stockholder access, participation and communication. For example, the online format allows stockholders to communicate with us in advance of, and during, the meeting so they can ask questions of our Board or management. During the live question-and-answer session of the meeting, we answer questions as they come in and address those asked in advance, as time permits. We have committed to publishing and answering each question received following the meeting. Although the live webcast is available only to stockholders at the time of the meeting, a replay of the meeting is made publicly available on the company’s investor relations site. We have continued to receive positive support from larger holders of our shares who have indicated the virtual format is beneficial and appropriate in the context of our broader direct outreach program and given our geographic location, which is far removed from the offices of our principal investors.

Virtual stockholder meetings also offer other benefits. We avoid the time, effort and elevated expenses of organizing physical meetings which historically have been attended by only a few stockholders; our stockholders who wish to attend our annual meeting do not need to incur travel and other costs to do so; and we reduce the environmental impact our annual meetings have by cutting transport and related carbon emissions, paper materials and other negative impacts necessarily a part of a physical meeting. Our virtual meeting platform also allows us to better track attendance and more easily verify the identity of our stockholders. We believe these factors allow us to conduct our annual meetings in a manner that is more meaningful to us and our stockholders.

2020 Proxy Statement	15

•

Annual Letter to Stockholders. On an annual basis, our Chief Executive Officer, Christopher H. Volk, publishes a letter to our stockholders. In this letter, Mr. Volk provides insights into our financial performance, the foundational elements of our business, the long-term strategies that we follow and the value that we provide to our customers. The annual letter is announced via press release in concert with the filing with the SEC of the Company’s Annual Report on Form 10-K and is available on our investor relations website.

•

Quarterly Investor Presentation. Each quarter, together with the filing of our earnings release, we prepare and file a comprehensive investor presentation that provides detailed information regarding our corporate strategy, financial results, investment portfolio statistics and other key metrics regarding our business. We update this presentation each quarter, file it with the SEC and make it available on our investor relations website.

We supplement these efforts throughout the year through post-earnings communications, participation at industry and investor conferences and general availability to respond to investor inquiries. We believe this multi-pronged approach to stockholder engagement allows us to maintain meaningful interaction with a broad audience including large institutional investors, smaller to mid-size institutions, pension funds, advisory firms and individual investors.

Anti-Hedging, Anti-Short Sale and Anti-Pledging Policies

The Board considers it inappropriate for any director, officer or employee to enter into speculative transactions in the Company’s securities, as well as transactions that, while allowing the holder to own the Company’s securities without the full risks and rewards of ownership, potentially separate the holder’s interests from those of other stockholders. Therefore, the Company’s Corporate Governance Guidelines prohibit the purchase or sale of puts, calls, options or other derivative securities based on the Company’s securities by directors, officers or employees. They also prohibit hedging or monetization transactions, such as forward sale contracts, in which the stockholder continues to own the underlying security without all the risks or rewards of ownership. Under the terms of the Company’s insider trading policy, our directors and executive officers are, in addition, prohibited from engaging in short sales of our common stock, from purchasing securities on margin or, except with the prior written consent of the Chief Compliance Officer, pledging securities as collateral for a loan or other arrangement.

Stock Ownership Guidelines Applicable to Executive Officers and Outside Directors

We believe that stock ownership by our executive officers and outside directors helps to align their interests with the interests of our stockholders. As such, we maintain a stock ownership policy applicable to our executive officers and outside directors under which they are expected to maintain beneficial ownership of shares of our common stock with a value equal to the following:

Position	Minimum Equity Ownership Requirement
Chief Executive Officer	6x annual base salary
Chief Operating Officer / Executive Vice President	3x annual base salary
Outside Director	5x annual cash fees

Calculation of required ownership levels. The required stock ownership levels are based on the annual base salary or annual cash fees payable to an executive officer or outside director, as applicable, as of the date such person becomes subject to the stock ownership guidelines and the average closing sale price of the Company’s common stock for the 60 trading days following such date. The requirement is determined on an individual basis, first in dollars as a multiple of the person’s annual base salary or annual cash fees, as applicable, and then by converting such amount to a fixed number of shares. Once established, a person’s requirement will not change due to changes in his or her base salary or annual cash director fees or fluctuations in the Company’s stock price and will only change in connection with a change to a different executive position.

Eligible equity. Each person may count toward his or her ownership requirement shares owned directly, including restricted stock and shares deliverable upon settlement of restricted stock units the performance period for which has been completed (but not restricted stock units still subject to the achievement of performance goals), and shares owned indirectly, if the person has an economic interest in the shares. Stock options and outstanding performance-based awards do not count toward the requirement.

Satisfying the requirement. Each person subject to the policy has five years to satisfy his or her applicable ownership requirement after becoming subject to the policy or following a change in the person’s requirement. If a person does not

16	2020 Proxy Statement

satisfy the specified ownership levels when the applicable transition period ends, the stock ownership policy does not require the person to purchase shares in the open market but does require that person to retain 100% of any shares then held and any shares subsequently acquired pursuant to any equity grants (after the payment of any applicable exercise costs and taxes) until the minimum ownership requirement is satisfied. As of December 31 2019, all of our directors and executive officers were in compliance with the stock ownership policy.

Corporate Governance Guidelines and Code of Business Conduct and Ethics

The Board has adopted Corporate Governance Guidelines and a Code of Business Conduct and Ethics that apply to all of our directors, officers and employees. The current versions of these corporate governance documents are available free of charge on the Company’s investor relations website at http://ir.storecapital.com and in print to any stockholder who requests copies by contacting Chad A. Freed, Executive Vice President—General Counsel, Chief Compliance Officer and Secretary of the Company, at 8377 East Hartford Drive, Suite 100, Scottsdale, Arizona 85255. The Company will promptly disclose to our stockholders, if required by applicable law or NYSE rules and regulations, any amendments to, or waivers from, provisions of the Code of Business Conduct and Ethics that apply to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, by posting such information on our website, www.storecapital.com, rather than by filing a Form 8-K.

Diverse Board and Management Team

We seek to provide a work environment that attracts, develops and retains top talent by affording our employees an engaging work experience that allows for career development and opportunities for meaningful civic involvement. Since the founding of the Company in 2011, and at the prior companies founded by our management team, we have maintained that we must have the best talent, including individuals who possess a diverse range of experiences, backgrounds and skills that enable us to anticipate and meet the needs of our business and those of our customers. Over time, we have hired, developed and retained a diverse workforce that is a key component in the Company’s success and an important part of the Company’s culture.

Our ability to attract, develop and retain diverse talent is reflected at both the Board and management levels. Our nine-person Board, which includes three women and one other underrepresented minority, reflects our emphasis on inclusion and diversity. In addition, two of our five named executive officers and eight of our fourteen officers at the level of Senior Vice President and above are currently held by women, including Mary Fedewa, our Chief Operating Officer and a Board member since 2016, and Catherine Long, our Executive Vice President—Chief Financial Officer, Treasurer and Assistant Secretary.

DIRECTOR COMPENSATION

The following tables sets forth the elements of our director compensation program in effect in 2019:

Compensation Element
	Position	2019
Annual Cash Fees:	Non-Executive Chairman:	$200,000

	Other Non-Employee Directors:	$65,000

Annual Equity Grant:	Non-Executive Chairman:	$200,000 in restricted stock that vests over four years

	Other Non-Employee Directors:	$100,000 in restricted stock that vests at the end of their one-year term

Board and Committee Meeting Fees:	All Non-Employee Directors:	None

Committee Chair Fee:	Audit:	$20,000

	Compensation:	$15,000

	Nominating and Corporate Governance:	$12,500 (if other than Mr. Fleischer)

2020 Proxy Statement	17

Under this program, in 2019, Mr. Fleischer, as the non-executive Chairman of the Board of the Company, received cash fees of $200,000 and a grant of restricted stock having a value of $200,000 at grant that vests over four years. In 2019, our other non-employee directors each received cash fees of $65,000 (with the exception of Mr. Shourie, who received a prorated amount of his $65,000 annual retainer calculated based on the date he joined the Board in February 2019 through his December 19, 2019 resignation) and a grant of restricted stock in May 2019 having a value of $100,000 at grant that vests at the end of their one-year term (with the exception of Mr. Shourie, who, in addition to the May 2019 grant, also received a prorated grant at the date he joined the Board in February 2019). The restricted stock grant to Mr. Fleischer is made in February of each year, while the grants to the other non-employee directors are made on the date of the annual meeting each year.

In 2019, Messrs. Donovan and Smith also received additional cash fees of $20,000 and $15,000 for their service as the chairs of our Audit Committee and Compensation Committee, respectively. Mr. Fleischer does not receive additional fees for his service as the chair of the Nominating and Corporate Governance Committee. If, in the future, a non-employee director other than Mr. Fleischer serves as chair of the Nominating and Corporate Governance Committee, that person would receive additional cash fees pursuant to the director compensation program as then in effect. All cash fees are paid in quarterly installments over the calendar year.

The following table shows the compensation paid to the non-employee directors who served on our Board during 2019:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Total ($)
Joseph M. Donovan	85,000	99,986	184,986
Morton H. Fleischer	200,000	199,984	399,984
William F. Hipp	65,000	99,986	164,986
Catherine D. Rice	65,000	99,986	164,986
Einar A. Seadler	65,000	99,986	164,986
Rajath Shourie(3)	55,431	127,840	183,271
Quentin P. Smith, Jr.	80,000	99,986	179,986

(1)

All stock award amounts in this column reflect the aggregate grant date fair value of restricted stock calculated in accordance with FASB ASC Topic 718. For each director other than Mr. Fleischer, the number of shares of restricted stock granted in May 2019 was determined by dividing the grant date value of the award, $100,000, by $33.62 (the closing price of our common stock on May 30, 2019, the date of the grant), rounded down to the nearest whole share. Mr. Shourie’s total includes an additional $27,854 reflecting the prorated grant he received at the date he joined the Board in February 2019.

For Mr. Fleischer, the number of shares of restricted stock granted was determined by dividing the grant date value of the award, $200,000, by $31.87 (the closing price of our common stock on February 13, 2019, the date of the grant), rounded down to the nearest whole share.

(2)	As of December 31, 2019, our independent directors had the following aggregate numbers of unvested stock awards outstanding:

Name	Unvested Stock Awards
Joseph M. Donovan	2,974
Morton H. Fleischer	6,275
William F. Hipp	2,974
Catherine D. Rice	2,974
Einar A. Seadler	2,974
Rajath Shourie(3)	—
Quentin P. Smith, Jr.	2,974

(3)	Mr. Shourie resigned from the Board, effective December 19, 2019. As a result, Mr. Shourie’s unvested restricted stock awards were forfeited in their entirety.

18	2020 Proxy Statement

DIRECTOR INDEPENDENCE AND RELATED PARTY TRANSACTIONS

Independence Determinations

Under the corporate governance listing standards of the NYSE and the Company’s Corporate Governance Guidelines, the Board must consist of a majority of independent directors. In making independence determinations, the Board observes NYSE and SEC criteria and considers all relevant facts and circumstances. Under NYSE corporate governance listing standards, to be considered independent:

•	the director must not have a disqualifying relationship, as defined in the NYSE standards; and

•

the Board must affirmatively determine that the director otherwise has no material relationship with the Company directly, or as an officer, stockholder or partner of an organization that has a relationship with the Company.

The Board, through its Nominating and Corporate Governance Committee, annually reviews all relevant business relationships any director and director nominee may have with the Company. As a result of its annual review, the Board has determined that none of the following director nominees has a material relationship with the Company and, as a result, such director nominees are independent: Joseph M. Donovan, Morton H. Fleischer, William F. Hipp, Tawn Kelley, Catherine D. Rice, Einar A. Seadler and Quentin P. Smith, Jr.

Christopher H. Volk, who serves as the Company’s President and Chief Executive Officer, and Mary Fedewa, who serves as the Company’s Chief Operating Officer, are executive officers of the Company and therefore are not independent directors.

All of the directors who serve as members of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee are independent as required by the NYSE corporate governance rules. Under these rules, our Audit Committee members also satisfy the separate SEC independence requirement and our Compensation Committee members also satisfy the additional NYSE independence requirement.

Certain Relationships and Related Party Transactions

Our Board has adopted a written statement of policy regarding transactions with related parties, which we refer to as our “related person policy.” Our related person policy requires that a “related person” (as defined in paragraph (a) of Item 404 of Regulation S-K under the Securities Act of 1933, as amended) must promptly disclose to our Chief Compliance Officer any transaction in which the amount involved exceeds $1,000 and in which any related person had or will have a direct or indirect material interest and all material facts with respect thereto. Following a determination of whether the proposed transaction is material to the Company (with any transaction in which the amount involved exceeds $50,000 being deemed material for purposes of the related person policy), the Chief Compliance Officer will report the transaction to the Audit Committee for its approval. No related party transaction will be executed without the approval or ratification of the Audit Committee. It is our policy that directors interested in a related party transaction will recuse themselves from any vote on a related party transaction in which they have an interest. The Audit Committee will consider all relevant facts and circumstances when deliberating such transactions, including whether such transactions are in, or not inconsistent with, the best interests of the Company and its stockholders.

The following is a summary of related party transactions since January 1, 2019. The related party transactions listed below were all approved by the Audit Committee and/or the Board.

•

Julie N. Bennett, who is our Senior Vice President—Tax Director, was the spouse of Michael T. Bennett, who was our former Executive Vice President—General Counsel, Chief Compliance Officer and Secretary. For 2019, STORE paid Mrs. Bennett total compensation of $497,893, comprised of salary, bonus, the value of restricted stock granted during 2019, and STORE contributions to the STORE 401(k) plan.

•

We are a party to indemnification agreements with our directors and certain members of management. These agreements require us to indemnify these individuals to the fullest extent permitted under Maryland law and our charter against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. Insofar as indemnification for liabilities arising under securities laws may be permitted to directors or executive officers, we have been informed that in the opinion of the SEC, such indemnification is against public policy and is therefore unenforceable. There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

2020 Proxy Statement	19

•

Following a competitive bidding process conducted in the fall of 2018, we selected Berkshire Hathaway Specialty Insurance Company (“BHSIC”) to provide our primary layer of directors & officers liability insurance. For the policy period of December 31, 2019 through December 31, 2020, we paid a premium of $184,340 for such policy. In addition, we selected BHSIC to provide our employment practices liability insurance for the period of December 31, 2019 through December 31, 2020, and paid an additional premium of $10,750 for such policy. As of December 31, 2019, National Indemnity Company, a subsidiary of Berkshire Hathaway Inc. and the parent company of BHSIC, held approximately 7.8% of our outstanding common stock.

20	2020 Proxy Statement

EXECUTIVE COMPENSATION

PROPOSAL NO. 2 – ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

•	What am I voting on?

Stockholders are being asked to approve, on an advisory basis, the compensation of the named executive officers as disclosed in this Proxy Statement.

•	Voting recommendation:

“FOR” the advisory vote to approve the compensation of our named executive officers. The Compensation Committee takes very seriously its role in the governance of the Company’s compensation programs and will take into account the outcome of the advisory vote when considering future executive compensation decisions.

•	Vote Required:

The affirmative vote of a majority of the votes cast at the Annual Meeting is required to approve this non-binding advisory resolution. Broker non-votes or abstentions will have no effect on the results of this proposal.

In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) and Rule 14a-21 under the Exchange Act, the Company requests that our stockholders cast an annual non-binding, advisory vote to approve the compensation of the Company’s named executive officers identified in the section titled “Compensation Discussion and Analysis” set forth below in this Proxy Statement. This proposal, commonly known as the “say-on-pay” proposal, gives our stockholders the opportunity to express their views on the compensation of our named executive officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement. Accordingly, we ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders hereby approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosures.”

Details concerning how we implement our compensation philosophy and structure our plans to meet the objectives of our compensation program are provided in the section titled “Compensation Discussion and Analysis” set forth below in this Proxy Statement. In particular, we discuss how we design performance-based compensation programs and set compensation targets and other objectives to maintain a close correlation between executive pay and Company performance.

This vote is merely advisory and will not be binding upon the Company, the Board or the Compensation Committee, nor will it create or imply any change in the duties of the Company, the Board or the Compensation Committee. The Compensation Committee will, however, take into account the outcome of the vote when considering future executive compensation decisions. The Board values constructive dialogue on executive compensation and other significant governance topics with the Company’s stockholders and encourages all stockholders to vote their shares on this important matter.

Board Recommendation

The Board recommends that you vote “FOR” the resolution to approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in this Proxy Statement.

2020 Proxy Statement	21

EXECUTIVE OFFICERS

Set forth below is biographical information with respect to each of our executive officers as of the date of this Proxy Statement, except Mr. Volk, the Company’s President and Chief Executive Officer, and Ms. Fedewa, the Company’s Chief Operating Officer. Mr. Volk and Ms. Fedewa also serve as directors of the Company and their respective biographical information is available above in the section titled “Governance—Proposal No. 1—Election of Directors—2020 Director Nominees.”

Chad A. Freed Age: 46

Officer Since: 2019	Mr. Freed joined STORE in August 2019 and has served as its Executive Vice President—General Counsel, Chief Compliance Officer and Secretary since that time. Prior to joining STORE Capital, Mr. Freed served as the General Counsel, Executive Vice President of Corporate Development of Universal Technical Institute (NYSE:UTI) from June 2015 to August 2019. Mr. Freed previously served as UTI’s General Counsel, Senior Vice President of Business Development from March 2009 to June 2015, as Senior Vice President, General Counsel from February 2005 to March 2009 and as inside legal counsel and Corporate Secretary since March 2004. Prior to joining UTI, Mr. Freed was a Senior Associate in the Corporate Finance and Securities department at Bryan Cave LLP. Mr. Freed received his Juris Doctor from Tulane University and a B.S. in International Business and French from Pennsylvania State University.

Catherine Long Age: 63

Officer Since: 2011	Ms. Long was one of STORE’s founders in May 2011 and has served as its Executive Vice President-Chief Financial Officer, Treasurer and Assistant Secretary since its organization. Ms. Long has over 30 years of accounting, operating and financial management expertise. Prior to co-founding STORE Capital, Ms. Long was CFO, Senior Vice President and Treasurer of Spirit from its inception in August 2003 to February 2010. Prior to Spirit, Ms. Long served in various capacities with FFCA and its successor, GE Capital Franchise Finance. Ms. Long was also FFCA’s Principal Accounting Officer and actively participated in FFCA’s real estate limited partnership rollup, as well as numerous securitization transactions and business combinations. Prior to her employment with FFCA, Ms. Long was a senior manager specializing in the real estate industry with the international public accounting firm of Arthur Andersen in Phoenix, Arizona. She was named CFO of the Year in 2008 by the Arizona chapter of Financial Executives International. Ms. Long also serves on the board of directors and audit committee of Oaktree Real Estate Income Trust, Inc., a non-traded, externally-managed REIT, formed to invest in income-producing commercial real estate assets and debt, primarily in the office, multifamily and industrial sectors. She received a B.S. degree in accounting with high honors from Southern Illinois University and has been a certified public accountant since 1980.

Andrew L. Rosivach Age: 46

Officer Since: 2019	Mr. Rosivach joined STORE in July 2019 and has served as its Executive Vice President—Underwriting since that time. In February 2020, Mr. Rosivach’s title was changed to Executive Vice President—Chief Credit Officer. Mr. Rosivach has a broad range of experience in credit, underwriting and financial analysis. Prior to joining STORE, Mr. Rosivach served as Vice President, Managing Director, REIT Team Leader and Deputy Financials Business Unit Leader (BUL) at Goldman Sachs from February 2012 to July 2019, and was responsible for managing a REIT research team across several locations with national coverage of 48 REITs and brokers, and worked with emerging analysts on upcoming rollouts, initiation reports and other marketing and analyst presentations. Prior to Goldman Sachs, Mr. Rosivach served as a Vice President and Director at Credit Suisse, leading research teams in New York from 2004–2005, Sydney, Australia from 2005–2009 and San Francisco from 2009–2012. Mr. Rosivach received a B.A. degree magna cum laude with distinction in both Economics and History from Yale University. Mr. Rosivach is also a CFA Charterholder.

22	2020 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

COMPENSATION DISCUSSION AND ANALYSIS	23
Executive Summary	23
Response to Advisory Vote on Executive Compensation	25
Compensation Philosophy and Objectives	26
How We Determine Compensation	26
Elements of 2019 Compensation	28
Results of 2017 Performance-Based RSU Grants	34

In this section, we describe the material components of our executive compensation program for our named executive officers (the “Named Executive Officers” or “NEOs”), whose compensation is set forth in the 2019 Summary Compensation Table and other compensation tables contained in this Proxy Statement. We also provide an overview of our executive compensation philosophy and our executive compensation program. In addition, we explain how and why the Compensation Committee of our Board arrived at the specific compensation decisions involving the NEOs for 2019.

For 2019, our NEOs were:

•	Christopher H. Volk, our President and Chief Executive Officer

•	Mary Fedewa, our Chief Operating Officer

•	Catherine Long, our Executive Vice President—Chief Financial Officer and Treasurer

•	Andrew L. Rosivach, our Executive Vice President—Chief Credit Officer

•	Chad A. Freed, our Executive Vice President—General Counsel, Chief Compliance Officer and Secretary

•	Michael T. Bennett, our Former Executive Vice President—General Counsel, Chief Compliance Officer and Secretary

Mr. Freed joined the Company in August 2019, and Mr. Rosivach joined the Company in July 2019. Mr. Bennett’s employment terminated in May 2019 for health-related reasons.

Executive Summary

Business Highlights

Our Business. We are an internally managed net-lease real estate investment trust (“REIT”), and a leader in the acquisition, investment and management of Single Tenant Operational Real Estate, which is our target market and the inspiration for our name. We are one of the largest and fastest-growing net-lease REITs and own a well-diversified portfolio that consists of investments in 2,504 property locations across 49 states as of December 31, 2019. Our customers operate across a wide variety of industries within the service, retail and manufacturing sectors of the U.S. economy, with restaurants, early childhood education centers, furniture stores, health clubs and movie theaters representing the top industries in our portfolio.

2019 Performance Highlights. 2019 was a successful year for STORE, as we posted new records in all key performance metrics in 2019, including real estate investment activity, AFFO and AFFO per share. We also delivered our fifth consecutive year of double-digit returns to our stockholders, in part due to our fifth dividend increase in as many years. During the year, we acquired 350 properties for a total of $1.7 billion at sector-leading average investment yields of 7.8%, further diversifying our tenant base to 478 customers across the United States. From a capital markets perspective, we strengthened our financing flexibility and reduced our cost of capital with the successful completion of our second public unsecured note offering, together with our second AAA rated real estate master funding debt issuance.

2020 Proxy Statement	23

The decisions made by the Compensation Committee and the Board on the compensation of our NEOs are reflective of the Company’s successes during the year, which include:

•	We completed record new acquisition volume. During the year ended December 31, 2019, we invested approximately $1.7 billion in 350 property locations at a weighted average initial real estate capitalization rate of 7.8% on the properties we acquired.

•	We strengthened and diversified our portfolio. As of December 31, 2019, our total gross investment in real estate had reached approximately $8.8 billion, representing 2,504 property locations operated by 478 customers across 49 states. Our top ten customers collectively accounted for only 17.9% of our annualized base rent and interest, with our largest customer accounting for only 2.8%.

•	We completed our second public debt offering. In February 2019 we completed our second public debt offering, issuing $350 million in aggregate principal amount of unsecured, investment-grade rated 4.625% Senior Notes, due in March 2029.
•	We issued AAA notes under our STORE Master Funding debt program. In November 2019, we completed our second issuance of AAA rated net-lease mortgage notes under our STORE Master Funding debt program; we issued a total of $508 million of net-lease mortgage notes, of which $326 million are rated AAA with the remainder rated A+. The weighted average coupon rate of the AAA rated notes is 3.44% and the weighted average coupon rate of the A+ rated notes is 4.19%.

•	We continued to access the equity capital markets. During 2019, we raised aggregate net proceeds of $650.5 million from sales of common stock under our ATM equity offering program.

•	We increased our dividend. For the year ended December 31, 2019, we declared dividends totaling $1.36 per share of common stock to our stockholders. In the third quarter of 2019, we raised our quarterly dividend 6.1% from our previous quarterly dividend amount.

•	We grew our unencumbered assets. We concluded 2019 with more than $5.3 billion in unencumbered assets, representing over 60% of our total portfolio.

24	2020 Proxy Statement

To further these objectives, we adhere to the following compensation and corporate governance practices:

  What We Do:

✔	We Pay for Performance: A substantial portion of our compensation is not guaranteed, and is instead linked to the achievement of key financial metrics that are disclosed to our stockholders.

✔

We Balance Short-Term and Long-Term Incentives: Our incentive programs provide a balance of annual and longer-term incentives, including a variety of performance metrics that measure both absolute and relative performance.

✔

We Can Claw Back Compensation: Our independent directors have the ability to recoup incentive compensation from an NEO if the Company’s financial results are restated or materially misstated due in whole or in part to intentional fraud or misconduct by the NEO.

✔	We Retain an Independent Compensation Consultant: Our Compensation Committee engages an independent consultant to provide guidance on a variety of compensation matters.

✔

We Seek Alignment with Our Stockholders: We require each of our Named Executive Officers and our directors to maintain a meaningful ownership stake at levels specified in our stock ownership policy, and 69% or more of our NEOs’ total direct compensation is performance-based.

    What We Don’t Do:

✘	No Automatic Salary Increases or Guaranteed Bonuses: We do not guarantee annual salary increases or bonuses, and none of the employment agreements with our NEOs contain such provisions.

✘	No Guaranteed Incentives: We do not provide multi-year guaranteed incentive awards for our NEOs.

✘

No Payment of Dividends or Dividend Equivalents on Unvested Performance-Based Restricted Stock Units: Performance-based restricted stock units do not receive dividends or dividend equivalents until the shares are vested.

✘	No Excessive Perquisites: Our NEOs are provided with limited perquisites and benefits.

✘	No Hedging or Pledging: We have policies that prohibit our officers and directors from hedging, effecting short sales or pledging our stock.

✘	No Tax Gross-Ups: We do not provide tax gross-ups on any severance, change in control or other payments.

✘	No Change in Control Acceleration: We do not provide “single-trigger” accelerated vesting of equity-based awards upon a change in control.

✘	No Excessive Severance: Our executive officers cannot receive severance payments and benefits exceeding 2.99 times salary and cash bonus without stockholder approval.

Response to Advisory Vote on Executive Compensation

At our 2019 annual meeting of stockholders, over 97% of the votes cast on the non-binding advisory vote on the compensation of our Named Executive Officers were voted in support of our executive compensation program, and at the three annual meetings prior to last year’s, our executive compensation program received the support of over 94% of the votes cast. Consistent with our strong commitment to engagement, communication and transparency, our Compensation Committee regularly reviews our executive compensation program to ensure alignment between the interests of our senior executives and stockholders. Based on this review, which is informed by interaction with our compensation consultant and changing market practices, the Compensation Committee periodically modifies our executive compensation program to ensure that it continues to align with evolving competitive and governance practices and continues to link pay to performance. During 2019, the Company’s NEOs once again delivered sustained, superior performance for our stockholders. For 2020, the Compensation Committee has continued the primary elements of our compensation program, which we believe continues to provide market-competitive compensation and incentives to retain the Company’s high-performing NEOs and reward the team for continued success.

2020 Proxy Statement	25

Compensation Philosophy and Objectives

We believe the most effective compensation program is one that promotes our ability to attract and retain highly qualified and motivated individuals who are aligned with the interests of our stockholders. Our Compensation Committee seeks to develop a well-balanced program that contains a competitive annual base salary but that is weighted towards variable at-risk pay elements through the use of our short-term cash incentive and long-term equity-based compensation. We foster a culture where our NEOs must contribute to the achievement of measurable financial performance metrics of the Company in order to increase their cash compensation and also must deliver meaningful returns to our stockholders in order to earn a significant portion of their equity compensation. Each element of our compensation program is discussed in more detail below.

How We Determine Compensation

Role of the Compensation Committee. The Compensation Committee, operating pursuant to authority delegated to it by the Board, oversees the design, development and implementation of our executive compensation program. The Compensation Committee also administers our compensation plans and awards for the Company’s directors and Named Executive Officers and is primarily responsible for reviewing and approving our compensation policies and the compensation paid to our Named Executive Officers. The Compensation Committee’s responsibilities are set forth in its written charter and are more fully described in this Proxy Statement under the heading “Governance—Board and Committee Governance—Committees and Meetings of the Board.”

Role of Management. Certain of our Named Executive Officers, principally our President and Chief Executive Officer and our Chief Financial Officer, work closely with the Compensation Committee and its consultant to analyze relevant peer data and to provide input into the compensation program design. Management assists the Compensation Committee’s consultant in its survey of executive compensation by providing historical compensation information. Management makes recommendations of the program design for the Named Executive Officers for consideration by the Compensation Committee.

Role of Compensation Consultant. In 2019, the Compensation Committee engaged Korn Ferry as its independent compensation consultant to assist the Compensation Committee with the structure of our executive compensation program. Korn Ferry provided the Compensation Committee with market data and made recommendations regarding the compensation mix and levels with respect to the 2019 executive compensation program described herein. The Compensation Committee conducts independence assessments of its consultants and has determined that no conflict of interest exists that would require disclosure under SEC rules. Korn Ferry does not provide services to the Company in any other capacity.

Competitive Market Analysis. In 2017, we established a new peer group (the “2018 Peer Group”) for purposes of developing our 2018 executive compensation program. In developing the 2018 Peer Group, the Compensation Committee, with the assistance of Korn Ferry and management, focused primarily on the compensation practices, salary levels and target incentive levels of peer companies according to asset size (seeking a peer group with respect to which the Company’s asset size is close to median), revenue, growth in assets and funds from operations (“FFO”) per share (as a proxy for AFFO per share growth) and number of employees (with an emphasis on including REITs that have less than 250 employees). The 2018 Peer Group consisted of the following companies:

Acadia Realty Trust	Medical Properties Trust, Inc.
American Homes 4 Rent	National Health Investors*
CyrusOne, Inc.	National Retail Properties, Inc.*
Digital Realty Trust	Omega Healthcare Investors, Inc.*
Douglas Emmett, Inc.	Physicians Realty Trust
Education Realty Trust, Inc.	QTS Realty Trust, Inc.
EPR Properties*	STAG Industrial, Inc.*
Gaming and Leisure Properties, Inc.	W.P. Carey Inc.*
Gramercy Property Trust Inc.*

*	Denotes a net-lease oriented company.

26	2020 Proxy Statement

In reviewing potential compensation and incentive plan modifications to implement in 2019, the Compensation Committee, with the advice and input of Korn Ferry, began by evaluating the Company’s existing peer group, as described above. Since establishing the 2018 Peer Group, the Company continued to experience rapid growth in assets and AFFO per share, and a handful of the companies in the 2018 Peer Group have grown or been acquired through recent acquisitions. For this reason, the Compensation Committee opted to develop a new, slightly revised peer group for 2019 (the “2019 Peer Group”) that still includes both net-lease REITs and other REITs that have experienced significant asset growth and/or growth in per share FFO in recent years, many of which also have relatively small employee populations, and that accounts for recent acquisition activity in the REIT sector.

In assessing potential peers to include in the 2019 Peer Group, the Compensation Committee and Korn Ferry focused on the same considerations used in identifying appropriate peer companies in the 2018 Peer Group. Based on these considerations, Korn Ferry recommended, and the Compensation Committee approved, the 2019 Peer Group set forth below to review compensation levels for our NEOs and to evaluate market approaches to incentive design:

Acadia Realty Trust†	National Health Investors*†
Agree Realty Corporation*	National Retail Properties, Inc.*†
American Homes 4 Rent†	Omega Healthcare Investors, Inc.*†
CyrusOne, Inc.†	Physicians Realty Trust†
Douglas Emmett, Inc.†	QTS Realty Trust, Inc.†
EPR Properties*†	Spirit Realty Capital*
Gaming and Leisure Properties, Inc.†	STAG Industrial, Inc.*†
Liberty Property Trust	VEREIT*
Medical Properties Trust, Inc.†	W.P. Carey Inc.*†

*	Denotes a net-lease oriented company.

†	Included within 2018 Peer Group

The Compensation Committee reviews each compensation element and aggregate total direct compensation (the sum of base salary, short-term cash incentives and long-term equity incentives) for each of our Named Executive Officers compared to similarly situated employees of companies in the 2019 Peer Group, but does not target compensation to a specific percentile of the market data. In determining actual pay levels, the Compensation Committee considers peer group data as well as other factors that, in its collective judgment, it believes to be relevant, including the executive’s experience and performance, internal pay equity among the Company’s senior management team based on the executive’s respective scope of responsibilities and specific skills, the executive’s ability to impact business results, and other business events or conditions.

In the discussion below, we reference FFO and AFFO, which are metrics that are not included within the Financial Accounting Standards Board’s (“FASB”) generally accepted accounting principles (“GAAP”). FFO is used generally by management teams, investors and analysts to facilitate meaningful comparisons of operating performance between periods and among our peers primarily because it excludes the effect of real estate depreciation and amortization and net gains on sales, which are based on historical costs and implicitly assume that the value of real estate diminishes predictably over time, rather than fluctuating based on existing market conditions. Management believes that AFFO provides more useful information to investors and analysts because it modifies FFO to exclude certain additional non-cash revenues and expenses such as straight-line rents, including construction period rent deferrals, and the amortization of deferred financing costs, stock-based compensation and lease-related intangibles, as such items may cause short-term fluctuations in net income but have no impact on long-term operating performance. We believe that these costs are not an ongoing cost of the portfolio in place at the end of each reporting period and, for these reasons, the portion expensed is added back when computing AFFO. As a result, we believe AFFO to be a more meaningful measurement of ongoing performance that allows for greater performance comparability. Therefore, we disclose both FFO and AFFO and reconcile them to the most appropriate GAAP performance metric, which is net income, and we use AFFO as a component of both our short-term and long-term incentive programs. Our FFO and AFFO may not be comparable to similarly-titled measures employed by other companies. For a discussion of the manner in which we compute AFFO and for a table setting forth a reconciliation of our FFO and AFFO to our net income (as determined in accordance with GAAP), please see Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures,” on page 51 of our Annual Report on Form 10-K filed with the SEC on February 21, 2020.

2020 Proxy Statement	27

Elements of 2019 Compensation

The Named Executive Officers’ 2019 compensation was set forth in an annual written compensation plan approved by the Compensation Committee. For 2019, the compensation of our Named Executive Officers consisted of three principal components:

Compensation Element	Purpose of Compensation Element	Key Features of Compensation Element
Base Salary	• A stable means of cash compensation designed to provide competitive compensation that reflects the contributions and skill levels of each executive.	• Paid in cash • The Compensation Committee, with assistance from its compensation consultant, generally reviews base salaries each year
Short-Term Incentive Compensation

•  An annual cash bonus program designed to motivate the Company’s executive officers to achieve performance goals established by the Compensation Committee that reinforce our annual business plan, to assist the Company in attracting and retaining qualified executives and to promote the alignment of the Named Executive Officers’ interests with those of the Company’s stockholders.

•  The threshold, target and maximum dollar amounts for short-term incentive compensation are established prior to the beginning of each year.

•  Paid in cash following the Compensation Committee’s determination of achievement of goals.

Long-Term Incentive Compensation

•  An equity-based compensation program involving awards of restricted stock and restricted stock units that are designed to align the long-term interests of the Named Executive Officers with those of our stockholders and to maintain the competitiveness of our total compensation package.

• Restricted stock grants are subject to time-based vesting while restricted stock units vest over a three-year performance period. • Generally granted in February of each year.

The following chart presents the overall target mix of compensation elements for the CEO and all other NEOs as a group for 2019:

Name	Base Salary %	Target Bonus %	Target LTI %
Christopher H. Volk	15%	23%	62%
Mary Fedewa	18%	23%	59%
Catherine Long	22%	22%	56%
Andrew L. Rosivach	25%	25%	50%
Chad A. Freed	31%	22%	47%

(1)

The percentages for Mr. Freed are based on his base salary, target bonus, and target long-term incentive for a full year. For 2019, Mr. Freed received a prorated base salary and prorated bonus based on his employment start date.

Set forth below is a discussion of each of the principal components of 2019 compensation for our NEOs.

Base Salary. Base salary represents a stable means of cash compensation to our Named Executive Officers. Our goal in setting base salary amounts is to provide competitive compensation that reflects the contributions and skill levels of each executive. As shown above, however, consistent with our philosophy of tying pay to performance, our executives receive a relatively small percentage of their overall target compensation in the form of base salary. We generally implement any base pay increases on a calendar year basis, while reserving the ability to make mid-year increases to reflect a promotion, increased responsibilities or other factors.

Short-Term Incentives. Payment opportunities for cash awards under the annual cash bonus program administered pursuant to the STORE Capital Corporation 2015 Omnibus Equity Incentive Plan (the “2015 Incentive Plan”) are expressed as a percentage of base salary and reflect each individual’s contributions to the Company and the market level of compensation for such position. We have designed our annual cash bonus program to motivate the Company’s executive officers to achieve performance goals established by the Compensation Committee that reinforce our annual business plan, to assist the Company in attracting and retaining qualified executives and to promote the alignment of the Named Executive Officers’ interests with those of the Company’s stockholders.

28	2020 Proxy Statement

In administering the annual cash bonus program, the Compensation Committee may make adjustments to the performance goals in recognition of unusual or non-recurring events affecting the Company’s corporate performance metrics or to reflect modifications made to our annual business plan. For example, in August 2017, the Company announced updated AFFO per share guidance that reflected the impact of the June 2017 stock sale to a subsidiary of Berkshire Hathaway Inc. (“Berkshire Hathaway”). The Berkshire Hathaway investment meaningfully accelerated the timing of the Company’s planned equity issuances for 2017, reducing expected AFFO per share for the year by approximately $0.043 per share. Given this unique opportunity, the determination of the Board to consummate the Berkshire Hathaway investment and the meaningful value that the relationship with Berkshire Hathaway provided to the Company and its stockholders, the Compensation Committee exercised its authority to make adjustments to the performance goals in recognition of unusual or non-recurring events affecting the Company or to reflect modifications made to its annual business plan and, accordingly, adjusted the original AFFO per share performance goal for the 2017 annual cash bonus program by a like amount. No such adjustments were made in 2018 or 2019.

For 2019, the Compensation Committee approved the following threshold, target and maximum cash bonus award opportunities, expressed as a percentage of base salary, which the executives are eligible to receive under the annual cash bonus program. Straight line interpolation is used to determine awards for results in between performance levels:

	Payout Opportunities (as a percentage of base salary)
Name	Threshold	Target	Maximum
Christopher H. Volk	75%	150%	300%
Mary Fedewa	65%	130%	260%
Catherine Long	50%	100%	200%
Andrew L. Rosivach	50%	100%	200%
Chad A. Freed	35%	70%	140%

As illustrated in the chart below, all of the Named Executive Officers were eligible to earn annual cash bonuses based 75% on the Company’s achievement of identified corporate performance metrics (as described in more detail below) and 25% on each individual officer’s achievement of personal goals specifically developed for each Named Executive Officer and approved by the Compensation Committee. The Compensation Committee weights corporate metrics more heavily than individual performance metrics because such metrics represent the primary drivers of the Company’s financial performance and thus serve to better align our NEOs with our stockholders.

2019 Annual Incentive Program Design

2020 Proxy Statement	29

Corporate Performance. As stated above, the Compensation Committee based 75% of the 2019 annual cash bonus opportunity on corporate performance metrics. For 2019, the Compensation Committee identified the following three primary quantitative measures (and assigned the associated weightings out of the 75% total) to evaluate corporate performance:

•

AFFO per share is defined as AFFO divided by the number of shares used to calculate our earnings per share and is used because it is considered a meaningful measure of a REIT’s operating performance and an indicator of its continued ability to pay dividends. For 2019, the AFFO per share metric represented 40% of the weighting of the corporate performance metrics and 30% of the total bonus opportunity. AFFO per share is the most weighted corporate performance metric because it is reflective of portfolio performance and accretive annual investment activity. AFFO per share growth enables our dividend growth and, over the long term, has the highest impact upon our share price.

•

Debt to EBITDA is defined as net debt divided by EBITDA calculated on a run rate basis and is used because this measure encourages management to focus on growth in operating results while maintaining appropriate levels of debt. For 2019, the debt to EBITDA metric represented 33.33% of the weighting of the corporate performance metrics and 25% of the total bonus opportunity. The inclusion of leverage as a corporate performance metric reflects the importance to STORE of borrowing efficiency as a component of our cost of capital, promoting AFFO per share growth, but within preferred leverage ranges.

•

Origination Volume is defined as the aggregate of the gross purchase prices of property paid to sellers or the face amount of notes receivable originated and is used because income generated from new investment volume impacts not only current period results but also contributes to income in future years. For 2019, the origination volume metric represented 26.67% of the weighting of the corporate performance metric and 20% of the total bonus opportunity. The inclusion of Origination Volume as a corporate performance metric reflects its importance to current and future AFFO per share growth and also to the importance of investment diversity and balance sheet size to mitigate long-term risk.

The illustrations below set forth the 2019 corporate performance goal levels, as well as actual results for each performance metric. To the extent actual performance falls between two performance goal levels, linear interpolation is applied:

AFFO per share(1)	Origination Volume(2)

Debt to EBITDA(3)

30	2020 Proxy Statement

(1)

AFFO is a non-GAAP measure. For a discussion of the manner in which we compute AFFO and for a table setting forth a reconciliation of our AFFO to our net income (as determined in accordance with GAAP), please see Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures,” on page 51 of our Annual Report on Form 10-K filed with the SEC on February 21, 2020. AFFO per share is calculated by dividing AFFO by our weighted-average common shares outstanding on a fully diluted basis.

(2)	Represents our annual investment volume excluding non-cash items and investments meant to be temporary in nature.

(3)

Represents outstanding net debt divided by adjusted EBITDA calculated on a run-rate basis, as an average of the four quarterly periods. Adjusted EBITDA is a non-GAAP measure, which we calculate by adding back to our net income amounts in respect of interest, depreciation and amortization and interest expense, and adjusting for the impact of gain or loss on sale or impairment of real estate investments.

Individual Performance. The Compensation Committee based the remaining 25% of the 2019 annual cash bonus opportunity on individual goals specifically developed for each Named Executive Officer that were designed to enhance the efficiency of each NEO’s department and the processes he or she oversees in ways that are meaningful to the Company’s competitive market position and the implementation of long-term strategic initiatives. In the case of the NEOs other than our CEO, the individual performance goals generally included the completion or implementation of identified projects, improvements and/or processes supplementary to each of their primary executive management roles within the Company. In 2019, these goals included the following:

•	For Ms. Fedewa: identifying a lead generation and marketing and calling system, and developing a proof of concept for a business intelligence system.

•	For Ms. Long: completing the conversion of the Company’s accounting system to the cloud and assisting tenants with the implementation of new lease accounting standards.

•	For Mr. Rosivach: reorganizing the credit department and improving the content of credit memoranda.

•	For Mr. Freed: developing an updated form of lease and recommending appropriate changes to our corporate records system.

Mr. Volk, our CEO, achieves his individual performance goal only to the extent the other executive officers achieve their individual goals. The 2019 goals for Messrs. Rosivach and Freed reflect that they joined the Company in July 2019 and August 2019, respectively.

The Compensation Committee determines the achievement of these personal goals in its discretion and, in doing so, it does not rank the individual goals in order of importance, nor does it assign individual values for each goal with respect to the overall bonus opportunity.

2019 Payouts. For 2019, each Named Executive Officer successfully completed his or her individual goals. Accordingly, each earned a cash bonus based on the weighted achievement of the corporate performance metrics and the successful completion of individual goals. The following table shows the actual payouts for each NEO under the annual cash bonus program for 2019:

NEO	Actual Payout	% of Maximum Bonus Opportunity
Christopher H. Volk	$2,400,000	100%
Mary Fedewa	1,560,000	100%
Catherine Long	960,000	100%
Andrew L. Rosivach(1)	800,000	100%
Chad A. Freed(2)	192,500	100%

(1)

In accordance with the terms of his employment agreement, and in consideration for certain compensation that Mr. Rosivach forfeited when leaving his former employer, the Compensation Committee agreed that, for 2019, Mr. Rosivach would receive the incentive bonus that he would have received had he been employed by the Company for the full year.

(2)

Mr. Freed’s incentive bonus reflects an amount equal to the bonus that he would have received had he been employed at the Company for the full year, prorated based on his employment start date of August 19, 2019.

Long-Term Incentives. Pursuant to our 2015 Incentive Plan, the Compensation Committee makes awards of restricted shares of the Company’s common stock and other awards and performance-based grants to officers, directors and key employees of the Company, including our Named Executive Officers. We expect to make equity grants to our NEOs as part of our annual compensation program to align their long-term interests with those of our stockholders and to maintain the competitiveness of our total compensation package. It is the Compensation Committee’s policy to review and approve all annual equity compensation awards to directors, officers and all other eligible key employees at its first regularly scheduled meeting of each year, which typically occurs in the first quarter of each year.

2020 Proxy Statement	31

During 2019, as in prior years, we granted time-based restricted stock and performance-based restricted stock units (“RSUs”) to our Named Executive Officers. The Compensation Committee believes restricted stock and performance-based RSUs are a more meaningful tool for compensating our Named Executive Officers as compared to other equity-based awards, such as stock options, because a significant component of returns on the common stock of REITs generally takes the form of dividends as opposed to being limited solely to price appreciation. While the Company has never issued stock options or other forms of equity compensation to its employees other than restricted stock and performance-based RSUs, the Compensation Committee intends to monitor equity compensation trends in the REIT industry and may use other forms of equity compensation, including stock options, in the future to achieve our desired compensation objectives. The Compensation Committee believes that the equity awards granted in 2019 appropriately align the long-term interests of our Named Executive Officers with those of our stockholders.

During 2019, the Compensation Committee approved the target equity grants shown in the table below, expressed as a percentage of base salary, to the NEOs, of which:

(i)

75% were granted in the form of performance-based RSUs that are eligible for vesting at the end of a three-year performance period ending December 31, 2021, with 50% of the RSUs vesting based on achieving specified Compounded AFFO Per Share Growth during the performance period and 50% of the RSUs vesting based on the ranking of STORE’s Compounded Annual TSR over the performance period as compared to the Compounded Annual TSR over the performance period of the other component companies included within, and ranked by, the MSCI Index. If earned, shares of common stock representing 100% of the earned amount of RSUs will vest on December 31, 2021 and will be settled following the completion of our audited financial statements for the fiscal year then ended. To the extent actual performance falls between two performance goal levels, linear interpolation is applied. For purposes of the foregoing:

•   Compounded AFF Per Share Growth is expressed as a percentage (rounded to the nearest tenth of a percent) of the Company’s AFFO per weighted average basic common share (a primary measure of cash flow for REITs and one that is often used as an operating performance benchmark) during the performance period (as reported in the Company’s earnings release for the year ending December 31, 2021).

•   Compounded Annual TSR is calculated as the compounded annual growth rate, expressed as a percentage (rounded to the nearest tenth of a percent), in the value per share of common stock during the performance period due to the appreciation in the price per share of common stock and dividends paid to a stockholder of record with respect to one share of common stock during the performance period, assuming dividends are reinvested on the ex-dividend date. For purposes of this calculation, the beginning and ending share prices of our common stock are based on a 20-day trailing average closing stock price.

•   The MSCI Index refers to the MSCI US REIT Index, which is a free float-adjusted market capitalization index that is comprised of approximately 150 equity REITs, comprising approximately 99% of U.S. REITs, and, therefore, the total stockholder return of the component companies included within the MSCI Index represents the strongest comparison in terms of alternative investment opportunities to the Company as well as general industry performance.

(ii)	25% were granted in the form of time-based restricted stock that vests in annual increments over a four-year period assuming continued employment of the NEO.

NEO	2019 Target Value of Equity Grant (as a percentage of base salary)
Christopher H. Volk	400%
Mary Fedewa	325%
Catherine Long	250%
Andrew L. Rosivach(1)	200%
Chad A. Freed	150%

(1)

In accordance with the terms of his employment agreement, and in consideration for certain compensation that Mr. Rosivach forfeited when leaving his former employer, the Compensation Committee determined that, for Mr. Rosivach’s initial grant of restricted stock made upon the commencement of his employment, such grant would vest over three years, rather than the four-year period over which grants of restricted stock made by the Company customarily vest.

32	2020 Proxy Statement

The actual number of shares of time-based restricted stock and RSUs awarded to each NEO was determined by dividing the applicable grant amount (in dollars) by the average closing market price of STORE’s common stock on the NYSE for the 20-day trading period ending December 31, 2018, except that, for both Messrs. Rosivach and Freed, the number of shares of time-based restricted stock awarded was determined by dividing the applicable grant amount (in dollars) by the closing market price of STORE’s common stock on the date each commenced their employment with the Company (Messrs. Rosivach and Freed joined the Company on July 8, 2019 and August 19, 2019, respectively, and the number of shares of restricted stock they were awarded was determined according to the closing market price of STORE’s common stock on July 8, 2019 ($34.24) and August 19, 2019 ($36.62), respectively). The table below reflects the number of shares of time-based restricted stock and performance-based RSUs (at target) granted to each of our NEOs in 2019 as part of our 2019 executive compensation program, as well as the target value of those awards:

Name	# of Restricted Shares	# of Performance-Based RSUs (at Target)	Target Value of Restricted Shares and RSUs
Christopher H. Volk	26,901	80,702	$3,200,100
Mary Fedewa	16,393	49,178	$1,950,100
Catherine Long	10,088	30,263	$1,200,000
Andrew L. Rosivach	5,841	20,176	$ 800,000
Chad A. Freed	3,840	14,186	$ 562,500

As with other elements of compensation, the Compensation Committee based individual equity-based incentive awards on each individual’s contributions to STORE and the market level of compensation for the officer’s position without benchmarking against a specific percentile. Holders of time-based restricted stock are entitled to dividends when paid by the Company and performance-based RSUs accrue a dividend equivalent that is paid in cash when and, solely to the extent, the underlying RSUs vest.

Absolute Compounded AFFO Per Share Growth Component. With respect to the 50% of the performance-based RSUs that may be earned and become vested based on STORE’s absolute Compounded AFFO Per Share Growth over the performance period, the actual number of performance-based RSUs that may be earned and become vested will be between 0% and 300% of the target number, depending on our level of achievement of Compounded AFFO Per Share Growth over the performance period. The specific targets and corresponding award levels are contained in the table below:

Performance Level	Absolute Compounded AFFO Per Share Growth	RSUs Earned as a Percentage of Target
Threshold	3.0%	33.33%
Target	4.5%	100.00%
Maximum	6.5% or greater	300.00%

As shown in the table above, threshold, target and maximum performance result in the Named Executive Officers earning 33.33%, 100% or 300% of the target number of performance-based RSUs associated with each performance level, with linear interpolation between specified levels. No performance-based RSUs under the Compounded AFFO Per Share Growth component are earned for performance below the threshold level, and payout is capped at 300.00% of the target number even if performance exceeds the maximum level.

Relative Compounded Annual TSR Component. With respect to the 50% of the performance-based RSUs that may be earned and become vested based on STORE’s Compounded Annual TSR over the performance period, the actual number of performance-based RSUs that may be earned and become vested will be between 0% and 300% of the target number depending on the ranking of STORE’s Compounded Annual TSR as compared to the Compounded Annual TSR of the other component companies included within, and ranked by, the MSCI Index over the performance period. The specific requirements and corresponding award levels are contained in the table below.

Performance Level	STORE’s Compounded Annual TSR Ranking vs. Other Companies in the MSCI Index	RSUs Earned as a Percentage of Target
Threshold	STORE’s Compounded Annual TSR must rank at a level at least equal to the 35th percentile of ranked component companies in the MSCI Index	33.33%
Target	STORE’s Compounded Annual TSR must rank at a level at least equal to the 50th percentile of ranked component companies in the MSCI Index	100.00%
Maximum	STORE’s Compounded Annual TSR must rank at a level at least equal to the 75th percentile of ranked component companies in the MSCI Index	300.00%

2020 Proxy Statement	33

As shown in the table above, threshold, target and maximum performance result in the Named Executive Officers earning 33.33%, 100% or 300% of the target number of performance-based RSUs associated with each performance level, with linear interpolation between specified levels. No performance-based RSUs under the relative Compounded Annual TSR component are earned for performance below the threshold level, and payout is capped at 300% of the target number even if performance exceeds the maximum level. In addition, in designing this component, the Compensation Committee incorporated an additional cap that limits the maximum award payout to the target award level if STORE’s absolute Compounded Annual TSR is negative, regardless of how STORE ranks against other component companies included within, and ranked by, the MSCI Index.

Results of 2017 Performance-Based RSU Grants

2017 Performance RSUs. In 2017, Mr. Volk and Mses. Fedewa and Long each received awards of performance-based RSUs (the “2017 Performance RSUs”) that covered a three-year performance period ended December 31, 2019, with 50% of the RSUs being earned based on STORE’s achievement of an absolute Compounded Annual TSR over the performance period, with the maximum award level being achieved if STORE achieved an absolute Compounded Annual TSR over the performance period of at least 12%, and 50% of the RSUs vesting based on STORE’s Compounded Annual TSR relative to the Compounded Annual TSR of the MSCI Index over the performance period (the “2017 Index Return”), with the maximum award level being achieved if STORE’s Compounded Annual TSR was at least 125% of the 2017 Index Return. If earned, shares of common stock representing 50% of the earned amount of the 2017 Performance RSUs would vest on December 31, 2019 and 50% would vest on December 31, 2020, subject to the NEO’s continued employment through such date. The specific requirements and corresponding award levels for the 2017 Performance RSUs are contained in the tables below:

Absolute Compounded Annual TSR Component (50%)

Performance Level	STORE’s Absolute Compounded Annual TSR	RSUs Earned as a Percentage of Target
Threshold	4.0%	33.33%
Target	8.0%	100.00%
Maximum	12.0%	233.33%

Relative Compounded Annual TSR Component (50%)

Performance Level	STORE’s Compounded Annual TSR Relative to the 2017 Index Return	RSUs Earned as a Percentage of Target
Threshold	STORE’s Compounded Annual TSR must be at least 85% of the 2017 Index Return	33.33%
Target	STORE’s Compounded Annual TSR must be at least 105% of the 2017 Index Return	100.00%
Maximum	STORE’s Compounded Annual TSR must be at least 125% of the 2017 Index Return	233.33%

At December 31, 2019, STORE’s Compounded Annual TSR over the performance period was 20.7%. Accordingly, STORE achieved the absolute Compounded Annual TSR component of the 2017 Performance RSUs at the maximum level. In addition, STORE’s Compounded Annual TSR over the performance period of 20.7% represented 265.4% of the 2017 Index Return of 7.8%. Accordingly, STORE achieved the relative Compounded Annual TSR component of the 2017 Performance RSUs at the maximum levels. As a result, the actual 2017 Performance RSUs earned as of the end of the performance period as a percentage of target was 233.33%, of which 50% vested on December 31, 2019, and 50% will vest on December 31, 2020, subject to the officer’s continued employment through such date. With respect to Mr. Volk and Mses. Fedewa and Long, the number of shares earned at the conclusion of the performance period, the number of shares vested at the conclusion of the performance period, and the number of shares subject to vesting upon continued employment through December 31, 2020 in connection with the 2017 Performance RSUs are set forth in the table below:

Name	# of Shares Earned at End of Performance Period	# of Shares Vested at End of Performance Period	# of Shares Subject to Continued Service-Based Vesting
Christopher H. Volk	158,711	79,356	79,355
Mary Fedewa	65,580	32,790	32,790
Catherine Long	56,473	28,237	28,236

34	2020 Proxy Statement

Status of Outstanding 2018 Performance-Based RSU Grants

2018 Performance RSUs. In 2018, Mr. Volk and Mses. Fedewa and Long each received awards of performance-based RSUs (the “2018 Performance RSUs”) that cover a three-year performance period ending December 31, 2020, with (i) 50% of the RSUs vesting based on STORE’s achievement of an absolute Compounded AFFO Per Share Growth over the performance period, with the maximum award level being achieved if STORE’s Compounded AFFO Per Share Growth over the performance period is 6.5% or greater, and (ii) 50% of the RSUs vesting based on STORE’s Compounded Annual TSR relative to the MSCI Index Return over the performance period (the “2018 Index Return”), with the maximum award level being achieved if STORE’s Compounded Annual TSR exceeds the 2018 Index Return by at least 5.0%. If earned, shares of common stock representing 100% of the earned amount of the 2018 Performance RSUs will vest on December 31, 2020 (with no further service requirement). The specific requirements and corresponding award levels for the 2018 Performance RSUs are contained in the tables below:

Absolute Compounded AFFO Per Share Growth Component (50%)

Performance Level	STORE’s Absolute Compounded AFFO Per Share Growth	RSUs Earned as a Percentage of Target
Threshold	3.0%	33.33%
Target	4.5%	100.00%
Maximum	6.5% or greater	300.00%

Relative Compounded Annual TSR Component (50%)

Performance Level	STORE’s Compounded Annual TSR Relative to the 2018 Index Return	RSUs Earned as a Percentage of Target
Threshold	STORE’s Compounded Annual TSR must be at least the 2018 Index Return less 3.0%	33.33%
Target	STORE’s Compounded Annual TSR must be at least the 2018 Index Return plus 0.5%	100.00%
Maximum	STORE’s Compounded Annual TSR must be at least the 2018 Index Return plus 5.0%	300.00%

Compounded AFFO Per Share Growth is a performance condition that is designed to be calculated, and as to which achievement can only be determined, at the end of the performance period. Accordingly, STORE is unable to calculate the level of achievement of the 2018 Performance RSUs, or the performance-based RSUs granted in 2019, on an interim basis.

401(k) Plan

We have established a 401(k) retirement savings plan (the “401(k) Plan”) for our employees who satisfy certain eligibility requirements. Our NEOs are eligible to participate in the 401(k) Plan on the same terms as other full-time employees. The Internal Revenue Code of 1986, as amended (the “Code”), allows eligible employees to defer a portion of their compensation within prescribed limits, generally on a pre- or post-tax basis, through contributions to the 401(k) Plan. Currently, we match contributions made by participants in the 401(k) plan up to a specified percentage of the employee contributions, and these matching contributions are fully vested as of the date on which the contribution is made. We believe that providing a vehicle for retirement savings though the 401(k) Plan, and making fully vested matching contributions, adds to the overall desirability of our executive compensation package and provides further incentives to our employees, including our NEOs, in accordance with our compensation policies.

Severance and Change in Control Arrangements

Our NEOs are eligible for severance payments and benefits in the event of an involuntary termination of employment without “cause” or for “good reason,” as well as certain benefits in connection with a change in control of the Company. Our NEOs are also eligible for “double trigger” severance payments and benefits in the event of an involuntary termination of employment without “cause” or a termination of employment with “good reason” in connection with a change in control of the Company. Our equity awards are also designed to be “double trigger,” so long as such awards are allowed to continue in effect following any change in control transaction on substantially equivalent terms and conditions to those applicable prior to such transaction.

For detailed information on the estimated potential payments and benefits payable to the NEOs in the event of their termination of employment, including following a change in control of the Company, see the section titled “Potential Payments Upon Termination or Change in Control.”

2020 Proxy Statement	35

Perquisites and Other Personal Benefits

We do not provide our NEOs with perquisites or other personal benefits, except for a long-term disability policy, reimbursement for the costs of an annual physical and reimbursement (capped at $1,000 per month) for the monthly dues at a fitness or country club. These items are provided because we believe that they serve a necessary business purpose and represent an immaterial element of our executive compensation program. The value of these perquisites is reported in the Summary Compensation Table.

We do not provide tax reimbursements or any other tax payments, including excise tax “gross-ups,” to any of our executive officers.

Other Compensation Policies

Clawback Policy. Under the clawback policy applicable to our NEOs, if, in the opinion of the independent directors of the Board, the Company’s financial results are restated or materially misstated due in whole or in part to intentional fraud or misconduct by one or more of the NEOs, the independent directors have the discretion to use their best efforts to remedy the fraud or misconduct and prevent its recurrence. The Company’s independent directors may, based upon the facts and circumstances surrounding the restatement, direct that the Company recover all or a portion of any bonus or incentive compensation paid, or cancel the stock-based awards granted under the 2015 Incentive Plan, to an NEO. In addition, the independent directors may also seek to recoup any gains realized with respect to equity-based awards, including with regard to performance-based RSU awards, regardless of when issued. The remedies that may be sought by the independent directors are subject to a number of conditions, including, that: (i) the bonus or incentive compensation to be recouped was calculated based upon the financial results that were restated, (ii) the executive officers in question engaged in the intentional misconduct and (iii) the bonus or incentive compensation calculated under the restated financial results is less than the amount actually paid or awarded.

Process for Approving Long-Term Incentive Awards. The Compensation Committee approves long-term incentive awards (including time-based restricted stock grants and performance-based RSUs) on an annual basis. As appropriate during the year, the Compensation Committee may approve long-term incentive awards to newly hired or promoted executives. The number of time-based restricted stock awards and performance-based RSUs awarded to an individual is determined by a formula that divides the compensation value of the overall award by the average closing market price of our common stock on the NYSE for the final 20-day trading period of the prior calendar year, with 75% of the award then being granted as a performance-based RSU and 25% of the award being granted as a time-based restricted stock grant.

Tax and Accounting Considerations

Prior to January 1, 2018, Section 162(m) of the Code (“Section 162(m)”) generally placed a limit of $1.0 million on the amount of compensation that we may deduct in any calendar year with respect to our Chief Executive Officer and each of our three most highly paid executive officers (excluding our Chief Financial Officer). However, an exception to the $1.0 million limitation was provided for commission-based and performance-based compensation meeting certain requirements. Pursuant to the Tax Cuts and Jobs Act of 2017, which was signed into law on December 22, 2017 (the “Tax Act”), for taxable years beginning after December 31, 2017, the remuneration of a publicly-traded corporation’s chief financial officer is also subject to the deduction limit. In addition, subject to certain transition rules (which apply to remuneration provided pursuant to written binding contracts which were in effect on November 2, 2017 and which are not subsequently modified in any material respect), for taxable years beginning after December 31, 2017, the exemptions from the deduction limit for commission-based and performance-based compensation are no longer available. Consequently, for fiscal years beginning after December 31, 2017, all remuneration in excess of $1.0 million paid to a specified executive (other than compensation derived from stock awards granted prior to November 2, 2017) generally will not be deductible.

Our Compensation Committee reserves the discretion, in its judgment, to approve compensation payments that may not be deductible as a result of the deduction limit of Section 162(m) when it believes that such payments are appropriate to attract and retain executive talent and are in the best interests of the Company and our stockholders. The Compensation Committee periodically reviews the estimated accounting and tax impacts of material elements of our executive compensation program. These factors are considered along with other factors in making awards as to whether the program is consistent with our compensation objectives in the exercise of the business judgment of the members of the Compensation Committee.

36	2020 Proxy Statement

Compensation Risk Assessment

The Company and the Compensation Committee consider many factors in making compensation decisions for our Named Executive Officers. One factor is the risk associated with our compensation programs. During the first quarter of fiscal year 2020, the Compensation Committee conducted its annual risk assessment of our compensation policies and practices covering all employees. After a review and assessment of potential risks, the Compensation Committee concluded that our compensation programs do not create risks that are reasonably likely to have a material adverse effect on the Company for the following reasons, among others:

•	the Compensation Committee engages an independent, external compensation consultant to assist with developing the executive compensation program;

•	the Compensation Committee maintains the right, in its sole discretion, to modify the compensation policies and practices at any time;

•	the Compensation Committee has elected to use time-based restricted stock and performance-based RSUs that provide our NEOs with a significant interest in the Company’s long-term performance;

•	short-term cash incentive awards are based on metrics related to Company financial and operational goals;

•	our stock ownership policy requires our NEOs and directors to own meaningful levels of our stock; and

•

pursuant to agreements with each of the NEOs, the Company may recover all or a portion of any bonus or incentive compensation paid, or cancel stock-based awards granted, to the NEO if the Company’s financial results are restated or materially misstated due in whole or in part to intentional fraud or misconduct by one or more of the Company’s NEOs.

Changes to Compensation Program Beginning in 2020

In 2017, the Compensation Committee retained Korn Ferry to assist the committee in evaluating potential enhancements to NEO compensation and incentive plan designs to implement in 2018 with additional incremental changes to occur in 2019 and 2020. The Company’s NEOs have delivered sustained, superior performance for our stockholders, as reflected in the absolute TSR chart below, and the Compensation Committee desired to ensure that the Company continues to provide market-competitive compensation and incentives to retain the Company’s high-performing NEOs and reward the team for continued success.

1, 3 and 5-Year Total Shareholder Return as of December 31, 2019

Comparison of the Company’s absolute TSR for the one-year, three-year and five-year periods ending on the last trading day of 2019 relative to the absolute TSR for the MSCI US REIT Index and S&P 400 REIT Index

*	5-Year absolute TSR comparisons to the S&P 400 REIT Index as of December 31, 2019 are not currently available, as the S&P 400 REIT Index was launched in 2016

2020 Proxy Statement	37

After updating its evaluation of compensation practices among the Company’s 2019 Peer Group (as discussed above), and considering the Company’s high-performing executive team, the Compensation Committee reviewed modifications to each NEO’s target annual compensation designed to facilitate retention going forward and to provide meaningful incentive plan targets that reward the executive management team for continuing superior performance for the Company’s stockholders. With those goals in mind, the Compensation Committee approved the following incremental changes for NEO compensation in 2020:

Name	Base Salary		Target Bonus (% of Base Salary)		Target LTI (% of Base Salary)
	2019	2020	2019	2020	2019	2020
Christopher H. Volk	$800,000	$800,000	150%	150%	400%	500%
Mary Fedewa	$600,000	$600,000	130%	130%	325%	350%
Catherine Long	$480,000	$500,000	100%	100%	250%	300%
Andrew L. Rosivach	$400,000	$425,000	100%	100%	200%	200%
Chad A. Freed	$375,000	$375,000	70%	75%	150%	150%

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee has reviewed the disclosures in the section titled “Compensation Discussion and Analysis” contained in this Proxy Statement and has discussed such disclosures with the management of the Company. Based on such review and discussion, the Compensation Committee recommended to the Board that the “Compensation Discussion and Analysis” be included in the Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended December 31, 2019.

The Compensation Committee

Quentin P. Smith, Jr., Chair

Morton H. Fleischer

Einar A. Seadler

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During the year ended December 31, 2019, each of Messrs. Quentin P. Smith, Jr., Morton H. Fleischer and Einar A. Seadler (on and after February 13, 2019) and Ms. Catherine D. Rice (until February 13, 2019) served as a member of our Compensation Committee. None of the members of our Compensation Committee has ever been an officer or employee of the Company. None of our executive officers has served as a member of the board of directors, compensation committee or other board committee performing equivalent functions of any entity that has one or more executive officers serving as one of our directors or on our Compensation Committee.

38	2020 Proxy Statement

COMPENSATION TABLES

Summary Compensation Table

The following table sets forth for each of the NEOs the compensation amounts paid or earned for the fiscal years ended December 31, 2019, 2018 and 2017.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Christopher H. Volk	2019	800,000	—	4,192,747	2,400,000	33,682	7,426,429
President and Chief	2018	800,000	—	3,024,786	2,400,000	30,751	6,255,537
Executive Officer	2017	747,000	—	3,200,512	1,924,373	29,726	5,901,611

Mary Fedewa	2019	600,000	—	2,554,960	1,560,000	31,535	4,746,495
Chief Operating Officer	2018	560,000	—	1,512,405	1,344,000	31,335	3,447,740
	2017	471,083	—	859,483	984,992	27,835	2,343,393

Catherine Long	2019	480,000	—	1,572,288	960,000	24,348	3,036,636
Executive Vice President—	2018	460,000	—	1,068,399	920,000	24,148	2,472,547
Chief Financial Officer and Treasurer	2017	443,000	—	740,129	771,893	23,888	1,978,910

Andrew L. Rosivach	2019	192,222	100,000	1,173,073	800,000	38,935	2,304,230
Executive Vice President—	2018	—	—	—	—	—	—
Chief Credit Officer	2017	—	—	—	—	—	—

Chad A. Freed	2019	137,500	—	936,597	192,500	8,890	1,275,487
Executive Vice President—	2018	—	—	—	—	—	—
General Counsel, Chief Compliance Officer and Secretary	2017	—	—	—	—	—	—

Michael T. Bennett(6)	2019	162,950	—	786,147	—	2,116,465	3,065,562
Former Executive Vice President—	2018	375,000	—	546,900	637,500	31,091	1,590,491
General Counsel, Chief Compliance Officer and Secretary	2017	350,000	—	406,070	518,371	30,555	1,304,996

(1)

In accordance with the terms of his employment agreement, and in consideration for certain compensation that Mr. Rosivach forfeited when leaving his former employer, Mr. Rosivach was paid a non-discretionary bonus of $100,000 based on his service through the end of 2019.

(2)

The amounts included in this column reflect the aggregate grant date fair value of both restricted stock and RSUs calculated in accordance with FASB ASC Topic 718. The fair value reflects the expected future cash flows of dividends and therefore dividends on unvested shares are not separately disclosed. The amounts in this column for each fiscal year exclude the effect of any estimated forfeitures of such awards. The basis for the calculation of these amounts is included in Note 7 to our audited consolidated financial statements for fiscal year 2019, which is included in our Annual Report on Form 10-K for the year ended December 31, 2019.

(3)

The RSUs granted in 2018 and 2019 to our NEOs include a performance condition based on the Company’s Compounded AFFO Per Share Growth. In accordance with FASB ASC Topic 718, the amounts in this column for 2018 and 2019 reflect the aggregate grant date fair value of the RSUs assuming the expected level of performance conditions will be achieved. The aggregate grant date fair value of the 2019 restricted stock grants and of the RSUs (i) assuming that the expected level of performance conditions will be achieved, and (ii) assuming that the highest level of performance conditions will be achieved are as follows:

Name		Value of RSU Grants at Grant Date
	Value of Restricted Stock at Grant Date ($)	Expected Level of Performance Conditions Achieved ($)	Maximum Level of Performance Conditions Achieved ($)
Christopher H. Volk	857,335	3,335,412	5,907,386
Mary Fedewa	522,445	2,032,515	3,599,798
Catherine Long	321,505	1,250,783	2,215,276
Andrew L. Rosivach	199,996	973,077	1,663,880
Chad A. Freed	140,621	795,976	1,315,468
Michael T. Bennett(6)	160,752	625,395	1,107,631

2020 Proxy Statement	39

(4)

The amounts included in this column represent the annual cash incentive amounts awarded under our 2015 Incentive Plan, earned in the year indicated and paid in the following year. The cash incentive amounts awarded to our NEOs for 2019 under the 2015 Incentive Plan are described in more detail in the section titled “Compensation Discussion and Analysis” under the heading “Elements of 2019 Compensation—Short-Term Incentives.” In accordance with the terms of his employment agreement, and in consideration for certain compensation that Mr. Rosivach forfeited when leaving his former employer, the cash incentive amount awarded to Mr. Rosivach for 2019 was not prorated based on his employment start date. With respect to Mr. Freed, the amount reported in this column reflects a prorated amount based on his employment start date of August 19, 2019.

(5)

The following table sets forth the amounts of other compensation, including perquisites and other personal benefits, paid to, or on behalf of, our NEOs included in the “All Other Compensation” column. Perquisites and other personal benefits are valued on the basis of the aggregate incremental cost to us.

Name	Year	Disability Insurance Premium ($)	Annual Physical ($)	Club Dues ($)	401(k) Match ($)	Relocation Expenses ($)	Severance ($)	Total ($)
Christopher H. Volk	2019	10,451	2,731	9,300	11,200	—	—	33,682
	2018	10,451	—	9,300	11,000	—	—	30,751
	2017	10,451	—	8,475	10,800	—	—	29,726

Mary Fedewa	2019	8,335	—	12,000	11,200	—	—	31,535
	2018	8,335	—	12,000	11,000	—	—	31,335
	2017	8,335	—	8,700	10,800	—	—	27,835

Catherine Long	2019	11,012	—	2,136	11,200	—	—	24,348
	2018	11,012	—	2,136	11,000	—	—	24,148
	2017	11,012	—	2,076	10,800	—	—	23,888

Andrew L. Rosivach(a)	2019	—	—	—	—	38,935	—	38,935
	2018	—	—	—	—	—	—	—
	2017	—	—	—	—	—	—	—

Chad A. Freed	2019	5,210	—	3,680	—	—	—	8,890
	2018	—	—	—	—	—	—	—
	2017	—	—	—	—	—	—	—

Michael T. Bennett(6)	2019	10,607	—	4,650	11,200	—	2,090,008	2,116,465
	2018	10,607	184	9,300	11,000	—	—	31,091
	2017	10,607	1,195	7,953	10,800	—	—	30,555

(a)	In accordance with the terms of his employment agreement, the Company reimbursed Mr. Rosivach for expenses incurred in connection with his relocation from California to Arizona.

(6)

Mr. Bennett’s employment terminated for health-related reasons effective May 24, 2019. In connection with the termination of Mr. Bennett’s employment, in accordance with the terms of his employment agreement, Mr. Bennett received cash severance and all unvested shares of restricted stock held by Mr. Bennett were immediately vested. With respect to Mr. Bennett’s outstanding RSUs, the RSUs granted to Mr. Bennett in 2017 vested at the date of his termination based on the actual level of achievement of the performance criteria as of the date of termination, prorated for the number of days that Mr. Bennett was employed during the performance period. The RSUs granted to Mr. Bennett in 2018 and 2019 will be earned and will vest based on the actual level of achievement of the performance criteria as of the end of the applicable performance period, prorated for the number of days that Mr. Bennett was employed during the applicable performance period.

40	2020 Proxy Statement

Grants of Plan-Based Awards

The following table shows information regarding grants of plan-based awards made by the Company during 2019 to the Named Executive Officers.

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards ($)(1)(2)			Estimated Future Payouts Under Equity Incentive Plan Awards (#)(3)			All Other Stock Awards: Number of Shares of Stock or Units (#)(4)	Grant Date Fair Value of Stock and Option Awards ($)(5)
Name		Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Christopher H. Volk	Cash Incentive	—	600,000	1,200,000	2,400,000	—	—	—	—	—
	Restricted Stock	2/13/2019	—	—	—	—	—	—	26,901	857,335
	RSUs	2/13/2019	—	—	—	26,901	80,702	242,106	—	3,335,412

Mary Fedewa	Cash Incentive	—	390,000	780,000	1,560,000	—	—	—	—	—
	Restricted Stock	2/13/2019	—	—	—	—	—	—	16,393	522,445
	RSUs	2/13/2019	—	—	—	16,393	49,178	147,533	—	2,032,515

Catherine Long	Cash Incentive	—	240,000	480,000	960,000	—	—	—	—	—
	Restricted Stock	2/13/2019	—	—	—	—	—	—	10,088	321,505
	RSUs	2/13/2019	—	—	—	10,088	30,263	90,790	—	1,250,783

Andrew L. Rosivach	Cash Incentive	—	200,000	400,000	800,000	—	—	—	—	—
	Restricted Stock	7/8/2019	—	—	—	—	—	—	5,841	199,996
	RSUs	7/8/2019	—	—	—	6,725	20,176	60,527	—	973,077

Chad A. Freed	Cash Incentive	—	48,125	96,250	192,500	—	—	—	—	—
	Restricted Stock	8/19/2019	—	—	—	—	—	—	3,840	140,621
	RSUs	8/19/2019	—	—	—	4,729	14,186	42,558	—	795,976

Michael T. Bennett(6)	Cash Incentive	—	180,000	340,000	680,000	—	—	—	—	—
	Restricted Stock	2/13/2019	—	—	—	—	—	—	5,044	160,752
	RSUs	2/13/2019	—	—	—	5,044	15,132	45,395	—	625,395

(1)

The amounts reported in these columns represent the range of possible annual cash incentive amounts that could have been paid to our NEOs for 2019 under the 2015 Incentive Plan based upon achievement of specified performance targets set by the Compensation Committee in February 2019. The cash awards under the 2015 Incentive Plan are described in more detail in the section titled “Compensation Discussion and Analysis” under the heading “Elements of 2019 Compensation—Short-Term Incentives.” The actual cash awards paid in February 2020 for performance in 2019 are reported in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table above.

(2)

In accordance with the terms of his employment agreement, and in consideration for certain compensation that Mr. Rosivach forfeited when leaving his former employer, the Compensation Committee determined that, for 2019, Mr. Rosivach would be eligible to receive the annual cash incentive bonus—whether at the threshold, target or maximum level—that he would have received had he been employed by the Company for all of 2019. With respect to Mr. Freed, the amounts reported in these columns reflect prorated amounts based on his employment start date of August 19, 2019.

(3)

The amounts reported in these columns represent potential share payouts with respect to performance-based RSUs granted under the 2015 Incentive Plan. The number of shares of common stock to be earned and delivered with respect to these RSUs will be based (i) 50% on the ranking of STORE’s Compounded Annual TSR as compared to the Compounded Annual TSR of the other component companies included within, and ranked by, the MSCI Index over a three-year performance period ending December 31, 2021, and (ii) 50% based on STORE’s Compounded AFFO Per Share Growth over the same three-year performance period. If earned, shares of common stock representing 100% of the earned amount of RSUs will vest on December 31, 2021 and will be settled following the completion of our audited financial statements for the fiscal year then ended. The RSUs granted to our NEOs under the 2015 Incentive Plan are described in more detail in the section titled “Compensation Discussion and Analysis” under the heading “Elements of 2019 Compensation—Long-Term Incentives.”

(4)

The amounts reported in this column reflect the restricted stock grants made to each of our NEOs in 2019. These shares are subject to time-based vesting only and vest 25% per year over a four-year period (with vesting dates occurring in February of each year), subject to each NEO’s continued employment through each vesting date. With respect to Mr. Rosivach, in accordance with the terms of his employment agreement, and in consideration for certain compensation that Mr. Rosivach forfeited when leaving his former employer, the Compensation Committee determined that his 2019 grant of restricted stock made upon the initiation of his employment would vest over three years (with vesting dates occurring in February of each year). The time-based restricted stock granted to our NEOs under the 2015 Incentive Plan is described in more detail in the Compensation Discussion and Analysis under the heading “Elements of 2019 Compensation—Long-Term Incentives.” The Company did not grant options during 2019.

2020 Proxy Statement	41

(5)

The amounts included in this column reflect the aggregate grant date fair value calculated in accordance with FASB ASC Topic 718 of restricted stock and RSUs granted during 2019 pursuant to the 2015 Incentive Plan. The RSUs granted in 2019 include a performance condition based on STORE’s Compounded AFFO Per Share Growth. In accordance with FASB ASC Topic 718, the amounts in this column for the RSUs reflect the aggregate grant date fair value of the RSUs assuming the expected level of performance conditions will be achieved. The fair values in this column reflect the expected future cash flows of dividends and, therefore, dividends on unvested shares are not separately disclosed. The basis for the calculation of these amounts is included in Note 7 to our audited consolidated financial statements for fiscal year 2019, which is included in our Annual Report on Form 10-K for the year ended December 31, 2019. Additional information regarding the 2015 Incentive Plan is discussed in further detail in the section titled “Compensation Discussion and Analysis” under the headings “Elements of 2019 Compensation—Long-Term Incentives.”

(6)

Mr. Bennett’s employment terminated for health-related reasons effective May 24, 2019. In connection with the termination of Mr. Bennett’s employment, all unvested shares of restricted stock held by Mr. Bennett were immediately vested. With respect to Mr. Bennett’s outstanding RSUs, the RSUs granted to Mr. Bennett in 2017 vested at the date of his termination based on the actual level of achievement of the performance criteria as of the date of termination, prorated for the number of days that Mr. Bennett was employed during the performance period. The RSUs granted to Mr. Bennett in 2018 and 2019 will be earned and will vest based on the actual level of achievement of the performance criteria as of the end of the applicable performance period, prorated for the number of days that Mr. Bennett was employed during the applicable performance period.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information regarding outstanding equity awards held by each Named Executive Officer as of December 31, 2019 that have not vested.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Christopher H. Volk	178,649	6,652,889	486,358	18,111,972
Mary Fedewa	66,468	2,475,268	269,659	10,042,101
Catherine Long	51,574	1,920,616	177,063	6,593,826
Andrew L. Rosivach	5,841	217,519	60,527	2,254,025
Chad A. Freed	3,840	143,002	42,558	1,584,860
Michael T. Bennett	—	—	26,472	985,817

(1)

The following table sets forth the vesting schedule of the shares reported in this column for each NEO, which shares are subject to time-based vesting only and do not require the achievement of any corporate or individual performance targets to vest. The total number of shares reported in this column includes the shares representing 50% of the 2017 Performance RSUs that were earned as of December 31, 2019 but that vest on December 31, 2020, subject to the continued employment of each NEO through that date:

	Named Executive Officer
Vesting Date	Christopher H. Volk	Mary Fedewa	Catherine Long	Andrew L. Rosivach	Chad A. Freed
2/15/20	42,216	12,257	8,962	1,948	960
12/31/20	79,355	32,790	28,236	—	—
2/15/21	36,844	9,833	6,936	1,947	960
2/15/22	13,509	7,490	4,918	1,946	960
2/15/23	6,725	4,098	2,522	—	960

(2)	Market value was calculated using the closing price of our common stock as reported on the NYSE on December 31, 2019, which was $37.24.

(3)

The awards made in 2018 and 2019 are performance-based RSUs. The 2018 Performance RSUs are eligible to vest based (i) 50% on STORE’s achievement of an absolute Compounded AFFO Per Share Growth over the three-year performance period ending December 31, 2020 and (ii) 50% on STORE’s Compounded Annual TSR relative to the 2018 Index Return over the same period. The 2019 awards are eligible to vest based (i) 50% on the ranking of STORE’s Compounded Annual TSR as compared to the Compounded Annual TSR of the other component companies included within, and ranked by, the MSCI Index over the three-year performance period ending December 31, 2021, and (ii) 50% based on STORE’s Compounded AFFO Per Share Growth over the same period. If earned, shares of common stock representing 100% of the earned amount of RSUs will vest on December 31, 2020 and 2021, respectively (with no further service requirement), and will be settled following the completion of our audited financial statements for the applicable fiscal year then ended.

42	2020 Proxy Statement

Options Exercised and Stock Vested

The following table sets forth certain information regarding the vesting of equity awards held by each Named Executive Officer during 2019.

Name	Stock Awards(1)
	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Christopher H. Volk	43,504	1,414,036	(2)

	137,956	5,137,481	(3)

Mary Fedewa	16,670	541,809	(2)

	59,243	2,206,209	(3)

Catherine Long	14,648	476,084	(2)

	50,354	1,875,183	(3)

Andrew L. Rosivach	—	—

	—	—

Chad A. Freed	—	—

	—	—

Michael T. Bennett	9,268	301,222	(2)

	49,304	1,712,821	(4)

(1)	STORE does not currently grant stock options and therefore had no option exercises by any NEO in 2019.

(2)

Shares vested on February 15, 2019. Represents the value realized upon vesting calculated by multiplying $32.51, the closing price of our common stock on February 15, 2019, by the number of shares that vested, less the par value of shares ($0.01 per share) paid by the NEO, if applicable.

(3)

Shares vested on December 31, 2019. Represents the value realized upon vesting calculated by multiplying $37.24, the closing price of our common stock on December 31, 2019, by the number of shares that vested.

(4)

Shares vested on May 24, 2019, the date Mr. Bennett’s employment terminated. Represents the value realized upon vesting calculated by multiplying $34.74, the closing price of our common stock on May 24, 2019, by the number of shares that vested. In connection with the termination of Mr. Bennett’s employment, all unvested shares of restricted stock held by Mr. Bennett were immediately vested. With respect to Mr. Bennett’s outstanding RSUs, the RSUs granted to Mr. Bennett in 2017 vested at the date of termination based on the actual level of achievement of the performance criteria as of the date of termination, prorated for the number of days that Mr. Bennett was employed during the performance period.

Pension Benefits and Nonqualified Deferred Compensation

There were no deferred compensation or defined benefit plans in place for 2019.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Each of our NEOs are party to employment agreements (each, an “Employment Agreement,” and collectively, the “Employment Agreements”) with STORE Capital Advisors, LLC, an Arizona limited liability company and wholly owned subsidiary of the Company (“STORE Capital Advisors”), and the Company, as the guarantor of the obligations of STORE Capital Advisors thereunder. The Employment Agreements have terms that run through November 2, 2021 and are subject to (a) automatic one-year renewal terms unless either party gives the other not less than one-hundred eighty (180) days’ advance notice of nonrenewal and (b) automatic two-year renewal terms if a Change in Control (as described below) occurs within the last two years of the initial term or during any renewal term. The Employment Agreements include provisions that would require the Company or its successors to pay or provide certain compensation and benefits to the NEOs in the event of certain terminations of employment or a change in control of the Company.

2020 Proxy Statement	43

Types of Compensation Payable upon Termination of Employment

The table below reflects the types of compensation payable to each of the NEOs in the event of a termination of the executive’s employment under the various circumstances described (in addition to any base salary, incentive bonus and other benefits that have been earned and accrued prior to the date of termination and reimbursement of expenses incurred prior to the date of termination):

Termination Scenario	Cash Severance	Restricted Stock	Restricted Stock Units(1)	Other Benefits(2)
Death or Disability	Pro rata portion of target incentive bonus for which the NEO was eligible in the year of termination.	Immediate vesting of unvested shares of restricted common stock.

Vesting of unvested RSUs based on the actual level of achievement of the performance criteria as of the end of the performance period, prorated for the number of days that the executive was employed during the applicable performance period.

For a period of up to 18 months, the excess of (1) the amount the NEO was required to pay monthly to maintain coverage under COBRA over (2) the amount the NEO would have paid monthly if he or she had continued to participate in our medical and health benefits plan.

Without “Cause”(3) or for “Good Reason”(4)

An amount equal to the target bonus for which the NEO is eligible for the year in which the termination of employment occurs, prorated for the portion of such year during which the NEO was employed by the Company prior to the effective date of the NEO’s termination of employment; plus

An amount equal to two times the sum of:

•   base salary, plus

•   the greater of (x) the average cash bonus received by the NEO for the last two completed fiscal years or (y) the cash bonus payable at the target level for the prior year (whether received or not)

		Immediate vesting of unvested shares of restricted common stock.	Vesting of unvested RSUs based on the actual level of achievement of the performance criteria as of the end of the performance period, prorated for the number of days that the executive was employed during the applicable performance period.	For a period of up to 12 months, the excess of (1) the amount the NEO was required to pay monthly to maintain coverage under COBRA over (2) the amount the NEO would have paid monthly if he or she had continued to participate in our medical and health benefits plan.

(1)	Any RSUs that do not vest as provided are automatically forfeited.

(2)

Payable to the extent the NEO (or his or her eligible dependents in the event of the NEO’s death) is eligible for and elects continued coverage for himself or herself and his or her eligible dependents in accordance with COBRA.

(3)

For all NEOs, “Cause” means the NEO’s (i) refusal or neglect, in the reasonable judgment of our Board, to perform substantially all of his or her employment-related duties, which refusal or neglect is not cured within 20 days of receipt of written notice by us; (ii) willful misconduct; (iii) personal dishonesty, incompetence or breach of fiduciary duty which, in any case, has a material adverse impact on our business or reputation or any of our affiliates, as determined in our Board’s reasonable discretion; (iv) conviction of or entering a plea of guilty or nolo contendere (or any applicable equivalent thereof) to a crime constituting a felony (or a crime or offense of equivalent magnitude in any jurisdiction); (v) willful violation of any federal, state or local law, rule or regulation that has a material adverse impact on our business or reputation or any of our affiliates, as determined in our Board’s reasonable discretion; or (vi) any material breach of the NEO’s non-competition, non-solicitation or confidentiality covenants.

44	2020 Proxy Statement

(4)

For all NEOs, “Good Reason” means termination of employment by the NEO on account of any of the following actions or omissions taken without the NEO’s written consent: (i) a material reduction of, or other material adverse change in, the NEO’s duties or responsibilities (including in connection with a Change in Control, where the NEO’s duties or responsibilities are materially reduced, or materially adversely changed, as compared to the NEO’s duties or responsibilities prior to such Change in Control), or the assignment to the NEO of any duties or responsibilities that are materially inconsistent with his or her position; (ii) a material reduction in the NEO’s base salary or in the target percentage with respect to the NEO’s cash bonus; (iii) a requirement that the primary location at which the NEO performs his or her duties be changed to a location that is outside of a 35-mile radius of Scottsdale, Arizona or a substantial increase in the amount of travel that the NEO is required to do because of a relocation of our headquarters from Scottsdale, Arizona; (iv) a material breach by us of the NEO’s Employment Agreement; or (v) a failure by us, in the event of a change in control (as defined in the Employment Agreements), to obtain from any successor to us an agreement to assume and perform the NEO’s Employment Agreement. A termination for “good reason” will not be effective until (i) the NEO provides us with written notice specifying each basis for the NEO’s determination that “good reason” exists and (ii) we fail to cure or resolve the NEO’s issues within 30 days of receipt of such notice.

Vesting of Outstanding Equity Awards upon Change in Control

Pursuant to the 2015 Incentive Plan and the applicable award agreements thereunder, upon a Change in Control (as defined in the 2015 Incentive Plan) and regardless of whether the NEO’s employment is terminated by us or he or she resigns for any reason, the NEO will be entitled, (a) with respect to outstanding time-based restricted stock awards that are not assumed or substituted in connection with such Change in Control, immediate vesting of such outstanding restricted stock awards, and (b) with respect to outstanding performance-based RSU awards that are not assumed or substituted in connection with such Change in Control, immediate vesting of such outstanding RSU awards at a level equal to the greater of (i) 100% of the target award level payout, and (ii) the amount that would have vested based on the actual level of achievement of the performance criteria as of the date of the Change in Control (calculated as provided in the applicable award agreement). Any RSU that does not vest on the date of such termination is automatically forfeited.

Under the 2015 Incentive Plan and the Employment Agreements, a “Change in Control” includes the occurrence of any of the following events:

•

any person or entity (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of capital stock of the Company) becomes the “beneficial owner” (as such is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such person or entity any securities acquired directly from the Company or any affiliate thereof) representing 50% or more of the combined voting power of the then outstanding voting securities of the Company;

•

the Board ceases to be comprised of a majority of directors (i) who were members of the Board at the effective date of the respective Employment Agreement, or (ii) whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least two-thirds of the directors then still in office who either were directors at the effective date of the respective Employment Agreement or whose appointment, election or nomination for election was previously so approved or recommended (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including, but not limited to, a consent solicitation, relating to the election of directors);

•

the consummation of any merger, consolidation, or amalgamation of the Company other than (i) a merger, consolidation, or amalgamation into an entity at least fifty percent (50%) of the combined voting power of the voting securities of which are owned by stockholders of the Company following the completion of such transaction in substantially the same proportions as their ownership of the Company immediately prior to such sale or (ii) a merger, amalgamation or consolidation immediately following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the Board of the entity surviving such merger, amalgamation or consolidation or, if the Company or the entity surviving such merger is then a subsidiary, the ultimate parent thereof; or

•

the stockholders of the Company approve a plan of complete liquidation of the Company or the sale or disposition of all or substantially all the Company’s assets, other than (i) a sale or disposition to an entity, at least fifty percent (50%) of the combined voting power of the voting securities of which are owned by stockholders of the Company following the completion of such transaction in substantially the same proportions as their ownership of the Company immediately prior to such sale, or (ii) a sale or disposition of all or substantially all of the Company’s assets immediately following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the board of directors of the entity to which such assets are sold or disposed or, if such entity is a subsidiary, the ultimate parent thereof.

2020 Proxy Statement	45

Potential Payments upon Termination

The following table shows the estimated potential payments that would have been payable to each of our NEOs if a termination without cause or resignation for good reason, or a change in control of the Company, as applicable, had occurred on December 31, 2019.

Name	Benefit	Death or Disability ($)	Termination without Cause or Resignation for Good Reason ($)(2)	Upon a Change in Control ($)(3)

Christopher H. Volk	Cash Severance	1,200,000	7,124,373	—

	Accelerated Vesting of Restricted Stock	6,652,889	6,652,889	—

	Accelerated Vesting of RSUs(1)	8,606,357	8,606,357	16,746,706

	Health Benefits	18,863	12,576	—

	Total	16,478,109	22,396,195	16,746,706

Mary Fedewa	Cash Severance	780,000	4,308,992	—

	Accelerated Vesting of Restricted Stock	2,475,268	2,475,268	—

	Accelerated Vesting of RSUs(1)	4,581,855	4,581,855	9,210,144

	Health Benefits	18,863	12,576	—

	Total	7,855,986	11,378,691	9,210,144

Catherine Long	Cash Severance	480,000	3,131,893	—

	Accelerated Vesting of Restricted Stock	1,920,616	1,920,616	—

	Accelerated Vesting of RSUs(1)	3,095,392	3,095,392	6,081,850

	Health Benefits	8,708	5,805	—

	Total	5,504,716	8,153,706	6,081,850

Andrew L. Rosivach	Cash Severance	400,000	993,973	—

	Accelerated Vesting of Restricted Stock	217,519	217,519	—

	Accelerated Vesting of RSUs(1)	636,987	636,987	1,912,706

	Health Benefits	25,958	17,306	—

	Total	1,280,464	1,865,785	1,912,706

Chad A. Freed	Cash Severance	96,250	846,250	—

	Accelerated Vesting of Restricted Stock	143,002	143,002	—

	Accelerated Vesting of RSUs(1)	447,881	447,881	1,344,870

	Health Benefits	25,958	17,306	—

	Total	713,091	1,454,439	1,344,870

Michael T. Bennett(4)	Cash Severance	—	—	—

	Accelerated Vesting of Restricted Stock	—	—	—

	Accelerated Vesting of RSUs(1)	—	—	952,186

	Health Benefits	—	—	—

	Total	—	—	952,186

(1)

For RSU awards granted in 2018 and 2019, represents a prorated amount of such RSUs granted to the NEOs (i) for the Compounded Annual TSR condition, based on an average closing stock price and an average closing index value for the 20-day trading period ended December 31, 2019, and (ii) for the Compounded AFFO Per Share Growth condition, the expected level of performance that will be achieved and, other than in the case of a Change in Control, prorated based on the ratio of (A) the number of days that have elapsed from the first day of the applicable performance period to the date of termination, over (B) the total number of days in the applicable performance period.

(2)

If an NEO were terminated for “cause” or resigned without “good reason” on December 31, 2019, the NEO would have been entitled to receive only his or her base salary, cash bonus and any other compensation-related payments that had been earned but not yet paid, and unreimbursed expenses that were owed as of the date of the termination, in each case that were related to any period of employment preceding the NEO’s termination date. The NEO would not have been entitled to any additional payments and would have immediately forfeited all unvested shares of restricted stock and unvested RSUs.

(3)

Pursuant to the 2015 Incentive Plan and the applicable award agreements thereunder, upon a Change in Control, each NEO is entitled to (a) immediate vesting of outstanding unvested time-based restricted shares, and (b) with respect to outstanding performance-based RSU awards that are not assumed or substituted in connection with such Change in Control, immediate vesting of such outstanding RSU awards at a level equal to the greater of (i) 100% of the target award level payout, and (ii) the amount that would have vested based on the actual level of achievement of the performance criteria as of the date of the change in control (calculated as provided in the applicable award agreement). The amounts that the

46	2020 Proxy Statement

NEOs would realize upon a Change in Control that does not involve a termination of employment are reflected in this column; if, in connection with a Change in Control, an NEO were terminated “without cause” or resigned for “good reason” then, in addition to the amounts shown in this column, the NEO would also receive the amounts in respect of Cash Severance, Acceleration of Restricted Stock and Health Benefits shown in the prior column.

(4)

Information regarding cash severance and acceleration of restricted stock and the 2017 Performance RSUs are not included for Mr. Bennett because such amounts were triggered upon the termination of his employment and are included in the Summary Compensation Table above. The amounts for Accelerated Vesting of RSUs relate to performance-based RSUs granted in 2018 and 2019 that will be earned and settled as of the end of the performance period or accelerated upon a change in control.

OTHER COMPENSATION MATTERS

As required by Section 953(b) of the Dodd-Frank Act and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Mr. Volk. The pay ratio included in this information is a reasonable estimate calculated in a manner consistent with Item 402(u) of RegulationS-K.

For 2019, our last completed fiscal year:

•

the median of the annual total compensation (inclusive of base salary, bonus and other items, as discussed below) of all employees of our company (other than our President and Chief Executive Officer) was $136,380; and

•	the annual total compensation of Mr. Volk, as reported above in the Summary Compensation Table, was $7,426,429.

Based on this information, for 2019, the ratio of the annual total compensation of Mr. Volk, our President and Chief Executive Officer, to the median of the annual total compensation of all employees was 54.5 to 1.

To identify the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of our median employee, we took the following steps:

•

We determined that, as of December 31, 2019, our employee population consisted of 97 individuals, all of whom were full-time employees located in the United States. We selected December 31, 2019 as the date upon which we would identify the “median employee” because it enabled us to make such identification in a reasonably efficient and economical manner.

•

In accordance with Item 402(u) of Regulation S-K, we are using the same “median employee” identified in 2017 and 2018 in our 2019 pay ratio calculation, as we believe that there has been no change in our employee population or employee compensation arrangements that we believe would result in a significant change to our pay ratio disclosure for 2019. See our proxy statement for our 2018 annual meeting of stockholders for information regarding the process we utilized to identify our “median employee.”

•

Once we identified our median employee, we combined all of the elements of such employee’s compensation for 2019 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $136,380. The difference between such employee’s base salary and the employee’s annual total compensation represents the employee’s annual bonus and company matching contributions on behalf of the employee to our 401(k) employee savings plan. Since we do not maintain a defined benefit or other actuarial plan for our employees, and do not otherwise provide a plan for payments or other benefits at, following, or in connection with retirement, the “median employee’s” annual total compensation did not include amounts attributable to those types of arrangements.

2020 Proxy Statement	47

AUDIT MATTERS

REPORT OF THE AUDIT COMMITTEE

The Audit Committee operates under a written charter adopted by the Board that outlines its responsibilities and the practices it follows. The committee’s charter is available on the Company’s investor relations website at http://ir.storecapital.com and is available in print to any stockholder who requests copies by contacting Chad A. Freed, Executive Vice President—General Counsel, Chief Compliance Officer and Secretary of the Company, at 8377 East Hartford Drive, Suite 100, Scottsdale, Arizona 85255. The Audit Committee is composed of non-employee directors who meet the independence and financial literacy requirements of the NYSE and additional, heightened independence criteria applicable to members of the Audit Committee under SEC and NYSE rules. The Board has designated each of Joseph M. Donovan, William F. Hipp and Catherine D. Rice as “audit committee financial experts.”

Primary Responsibilities of the Audit Committee and the Audit Committee’s Activities in 2019

The Audit Committee represents and assists the Board in fulfilling its oversight responsibility relating to the integrity of the Company’s financial statements and the financial reporting process, the systems of internal accounting and financial controls, the internal audit function and the annual independent audit of the Company’s financial statements. The Audit Committee oversees the Company’s compliance with legal and regulatory requirements, the independent auditors’ qualifications and independence, the performance of the Company’s internal audit function and the independent auditors, and the Company’s ethical compliance programs, including the Company’s code of conduct. The Audit Committee’s process includes working with members of the Company’s enterprise risk management team, meeting periodically with members of management and receiving reports on enterprise risk management, including management’s assessment of risk exposures (including risks related to liquidity, credit, operations and regulatory compliance, among others), and the processes in place to monitor and control such exposures.

During 2019, among other things, the Audit Committee:

•	engaged Ernst & Young LLP as the Company’s independent auditors and Protiviti Inc. as the Company’s internal audit services consultant;

•	met with the senior members of the Company’s financial management team at each regularly scheduled meeting;

•

held separate private sessions, during its regularly scheduled meetings, with Ernst & Young LLP and Protiviti Inc., at which candid discussions regarding financial management, legal, accounting, auditing, internal control, and internal audit issues took place;

•

received periodic updates on management’s process to assess the adequacy of the Company’s system of internal control over financial reporting, the framework used to make the assessment and management’s conclusions on the effectiveness of the Company’s internal control over financial reporting;

•

discussed with Ernst & Young LLP the Company’s internal control assessment process, management’s assessment with respect thereto and Ernst & Young LLP’s evaluation of the Company’s system of internal control over financial reporting;

•	reviewed and discussed with management and Ernst & Young LLP the Company’s periodic reports prior to filing with the SEC;

•	reviewed the Company’s internal audit plan and the performance of the Company’s internal audit function;

•

reviewed with senior members of the Company’s financial management team and Ernst & Young LLP and Protiviti Inc., as applicable, the overall audit scope and plans, the results of internal and external audits, evaluations by management and the independent auditors of the Company’s internal controls over financial reporting and the quality of the Company’s financial reporting; and

•

reviewed with management, including our Executive Vice President—General Counsel, Chief Compliance Officer and Secretary, and Ernst & Young LLP significant risks and exposures identified by management and the overall adequacy and effectiveness of the Company’s legal, regulatory and ethical compliance programs, including the Company’s code of conduct and cybersecurity programs.

48	2020 Proxy Statement

2019 Audited Financial Statements

One of the Audit Committee’s primary responsibilities is to assist the Board in overseeing the Company’s management and independent registered public accounting firm in regard to the Company’s financial reporting and internal controls over financial reporting. In performing this oversight function, the Audit Committee relied upon advice and information received in its discussions with management and the independent registered public accounting firm.

In connection with its function to oversee and monitor the Company’s financial reporting process, the Audit Committee has:

•	reviewed and discussed with management the Company’s audited financial statements as of and for the year ended December 31, 2019;

•

discussed with Ernst & Young LLP, the independent registered public accounting firm for the Company, the matters required to be discussed by Auditing Standard No. 1301 (formerly Auditing Standard No. 61), Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board;

•

received the written disclosures and the letter from Ernst & Young LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence; and

•	discussed with Ernst & Young LLP its independence and considered whether the provision of non-audit services to the Company was compatible with such independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements for the year ended December 31, 2019 be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 for filing with the SEC.

This report has been furnished by the members of the Audit Committee of the Board.

The Audit Committee

Joseph M. Donovan, Chair

William F. Hipp

Catherine D. Rice

2020 Proxy Statement	49

PROPOSAL NO. 3 – RATIFICATION OF THE SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

•	What am I voting on?

Stockholders are being asked to ratify the appointment of Ernst & Young LLP, a registered public accounting firm, to serve as the Company’s independent registered public accounting firm for the year ending December 31, 2020.

•	Voting recommendation:

“FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020.

•	Vote Required:

The affirmative vote of a majority of the votes cast at the Annual Meeting is required to approve this non-binding advisory resolution. Broker non-votes or abstentions will have no effect on the result of this proposal.

The Audit Committee of the Board selected Ernst & Young LLP (“E&Y”) to serve as the Company’s independent registered public accounting firm for the year ending December 31, 2020. Although stockholder approval is not required, after careful consideration of the matter, the Board is submitting the selection of E&Y to stockholders for ratification at the Annual Meeting. If the selection of E&Y is ratified, the Audit Committee, in its sole discretion, may change the selection at any time during the year if it determines that such a change would be in the best interest of the Company. Conversely, if stockholders fail to ratify the selection, the Audit Committee will reconsider the selection of E&Y but will not be required to select a different firm. Representatives of E&Y are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions from stockholders.

The following table sets forth the aggregate fees paid by us to E&Y for professional services rendered in connection with the audit of the Company’s consolidated financial statements for 2019 and 2018:

	2019	2018
Audit fees(1)	$1,231,111	$1,177,397
Audit-related fees(2)	145,000	130,000
Tax Fees(3)	195,305	214,908
All other fees	—	—
Total	$1,571,416	$1,522,305

(1)

Audit fees consist of fees incurred in connection with the audit of our annual financial statements, as well as services related to SEC matters, including review of registration statements filed and related issuances of agreed-upon procedures letters, consents and other services.

(2)	Audit-related fees consist of fees for attestation services rendered by E&Y related to the issuance of notes through our STORE Master Funding debt program.

(3)	Tax fees consist of fees for professional services rendered by E&Y for tax compliance, tax advice and tax planning.

Our Audit Committee has determined that the provision of services to us described in the foregoing table was compatible with maintaining the independence of E&Y. All (100%) of the services described in the foregoing table with respect to us and our subsidiaries were approved by our Audit Committee in conformity with our pre-approval policy (as described below).

In accordance with its policies and procedures, the Audit Committee selects the Company’s independent registered public accounting firm and separately pre-approves all audit services to be provided by it to the Company. The Audit Committee also reviews and separately pre-approves all audit-related, tax and other services rendered by our independent registered public accounting firm in accordance with the Audit Committee’s charter and policy on pre-approval of audit-related, tax and other services. In its review of these services and related fees and terms, the Audit Committee considers, among other things, the possible effect of the performance of such services on the independence of our independent registered public accounting firm.

50	2020 Proxy Statement

None of the services described above were approved pursuant to the de minimis exception provided in Rule 2-01(c)(7)(i)(C) of Regulation S-X promulgated by the SEC.

Board Recommendation

The Board recommends that you vote “FOR” the ratification of the selection of E&Y as the Company’s independent registered public accounting firm for the year ending December 31, 2020.

2020 Proxy Statement	51

OWNERSHIP OF OUR STOCK

BENEFICIAL OWNERSHIP OF OUR COMMON STOCK BY CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows information within our knowledge with respect to the beneficial ownership of our common stock as of March 31, 2020, for:

•	each of our directors (all of whom are director nominees);

•	each Named Executive Officer;

•	each person or group of affiliated persons whom we know to beneficially own more than 5% of our common stock; and

•	all of our directors, director nominees and executive officers as a group.

Beneficial ownership and percentage ownership are determined in accordance with the SEC’s rules. In computing the number of shares a person beneficially owns and the corresponding percentage ownership of that person, shares of common stock underlying options and warrants that are exercisable within 60 days of March 31, 2020, are considered to be outstanding. The shares underlying these options and warrants are considered to be outstanding for purposes of calculating the percentage ownership of the person, entity or group that holds those options or warrants but are not considered to be outstanding for purposes of calculating the percentage ownership of any other person, entity or group. To our knowledge, except as indicated in the footnotes to this table and subject to community property laws where applicable, the persons named in the table below have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them. The table is based on 244,158,477 shares of our common stock outstanding as of March 31, 2020. The address for those individuals for which an address is not otherwise indicated is: c/o STORE Capital Corporation, 8377 East Hartford Drive, Suite 100, Scottsdale, Arizona 85255.

	Common Stock Beneficially Owned
Name of Beneficial Owner	Number		Percentage of Common Stock Owned
Greater than Five Percent Beneficial Owners

The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	31,127,776	(1)	12.75%

Warren E. Buffett Berkshire Hathaway Inc. 2555 Farnam St. Omaha, NE 68131	18,621,674	(2)	7.63%

National Indemnity Company 1314 Douglas St. Omaha, NE 68102

BlackRock, Inc. 55 East 52nd St. New York, NY 10055	14,300,451	(3)	5.86%

52	2020 Proxy Statement

	Common Stock Beneficially Owned
Name of Beneficial Owner	Number	Percentage of Common Stock Owned
Directors and Named Executive Officers
Morton H. Fleischer	499,732	*
Christopher H. Volk(4)	683,379	*
Joseph M. Donovan(5)	79,644	*
William F. Hipp	25,018	*
Tawn Kelley	3,737	*
Catherine D. Rice	8,788	*
Einar A. Seadler	19,550	*
Quentin P. Smith, Jr.	20,989	*
Mary Fedewa	270,658	*
Catherine Long	262,709	*
Andrew L. Rosivach	20,876	*
Chad A. Freed	9,219	*
All executive officers and directors as a group (12 persons)	1,902,299	*

*	Less than 1% of the outstanding common stock

(1)

Based upon information contained in a Schedule 13G/A filed on February 11, 2020, The Vanguard Group has sole voting power over 334,898 of the reported shares, shared voting power over 245,259 of the reported shares, sole dispositive power over 30,800,308 of the reported shares and shared dispositive power over 327,468 of the reported shares.

(2)

Based upon information contained in a Schedule 13G filed on February 14, 2018, Warren E. Buffett, Berkshire Hathaway, Inc. and National Indemnity Company each have shared voting and dispositive power over all of the reported shares and no sole voting or dispositive power with respect to any of the reported shares.

(3)

Based upon information contained in a Schedule 13G/A filed on February 6, 2020, BlackRock, Inc. has sole voting power over 13,390,346 of the reported shares, sole dispositive power over all of the reported shares and no shared voting or shared dispositive power with respect to any of the reported shares.

(4)	Includes 169,198 shares of our common stock owned by a family trust of which Mr. Volk is co-trustee.

(5)

Includes (i) 350 shares of our common stock held in an IRA owned by Mr. Donovan’s spouse, and (ii) 10,500 shares of our common stock held in investment accounts owned by relatives and over which Mr. Donovan has shared dispositive power. Mr. Donovan disclaims any beneficial ownership of any such shares.

2020 Proxy Statement	53

QUESTIONS AND ANSWERS

ABOUT THE PROXY MATERIALS AND VOTING INFORMATION

The Board is soliciting proxies for the Annual Meeting, and at any adjournments or postponements thereof, for the purposes set forth in this Proxy Statement and the accompanying notice. This Proxy Statement and the accompanying form of proxy card, and our Annual Report, were first made available to stockholders on or about April 16, 2020.

Why am I receiving these materials?	We have made these materials available to you over the Internet or, upon your request, have delivered printed copies of these materials to you by mail, in connection with the solicitation of proxies by the Board for use at our Annual Meeting, which will take place on May 28, 2020, at 9:00 a.m., Arizona time. As a stockholder, you are invited to attend the Annual Meeting online and vote your shares electronically on the items of business described in this Proxy Statement. This Proxy Statement includes information that we are required to provide to you under the rules of the SEC and that is designed to assist you in voting your shares.
Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

Pursuant to rules adopted by the SEC, we have elected to provide access to our proxy materials on the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders of record as of the Record Date.

All stockholders receiving the Notice will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials by mail. Instructions on how to access the proxy materials over the Internet or to request a printed copy can be found in the Notice. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. We encourage stockholders to take advantage of the availability of the proxy materials on the Internet to help minimize the costs associated with printing and distributing our proxy materials and lessen the environmental impact of our annual meetings.

What is included in the proxy materials? What is a proxy statement and what is a proxy?

The proxy materials include:

•  This Proxy Statement, including the Notice of Annual Meeting of Stockholders; and

•  Our Annual Report on Form 10-K for the year ended December 31, 2019.

If you received a printed copy of these materials by mail, the proxy materials also included a proxy card or a voting instruction form for the Annual Meeting.

A Proxy Statement is a document that SEC regulations require us to give you when we ask you to sign a proxy designating individuals to vote on your behalf. A proxy is your legal designation of another person to vote the stock you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document also is called a proxy or a proxy card. We have designated three of our officers as proxies for the 2020 Annual Meeting. These three officers are Christopher H. Volk, Catherine Long and Chad A. Freed.

The form of proxy and this Proxy Statement have been approved by the Board and are being provided to stockholders by its authority.
What am I voting on?

The following matters will be presented for stockholder consideration and voting at the Annual Meeting:

•  The election of nine director nominees to serve as directors of the Company until the 2021 annual meeting of stockholders and until their successors are duly elected and qualified (Proposal No. 1);

54	2020 Proxy Statement

•  An advisory vote approving the compensation of the Company’s named executive officers (Proposal No. 2); and

•  The ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020 (Proposal No. 3).

What are the Board’s recommendations?

The Board recommends you vote:

•  “FOR” the election of each of the nine director nominees to serve as directors of the Company (Proposal No. 1);

•  “FOR” approval of the resolution regarding compensation of the Company’s named executive officers (Proposal No. 2); and

•  “FOR” the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020 (Proposal No. 3).

How can I get electronic access to the proxy materials?

The Notice will provide you with instructions regarding how to:

•  View on the Internet the Company’s proxy materials for the Annual Meeting; and

•  Instruct the Company to send future proxy materials to you by email.

Our proxy materials are also available on the Internet at http://www.proxyvote.com and on our investor relations website at http://ir.storecapital.com (information at or connected to our website is not and should not be considered part of this Proxy Statement). Choosing to receive future proxy materials by email will save us the cost of printing and mailing documents to you and will lessen the impact of our annual meetings on the environment. If you choose to receive future proxy materials by email, you will receive an email message next year with instructions containing a link to those materials and a link to the proxy-voting website. Your election to receive proxy materials by email will remain in effect until you terminate it.

Who is entitled to vote at the Annual Meeting?	Holders of record of our common stock at the close of business on the Record Date, March 31, 2020, are entitled to receive notice of the Annual Meeting and to vote their shares of common stock held on that date at the meeting or any postponements or adjournments of the Annual Meeting. On the Record Date, 244,158,477 shares of common stock of the Company were outstanding.
What constitutes a quorum?	The presence at the Annual Meeting, in person or by proxy, of stockholders entitled to cast a majority of all the votes entitled to be cast on any matter at the Annual Meeting will constitute a quorum. If a quorum is established, each holder of common stock will be entitled to one vote for as many individuals as there are directors to be elected at the Annual Meeting and one vote on each matter to be voted on at the Annual Meeting for each issued and outstanding share of common stock owned on the Record Date. Proxies received but marked as abstentions and broker “non-votes” will be included in the calculation of the number of votes considered to be present at the Annual Meeting and will be counted for quorum purposes.
How can I attend the Annual Meeting?	Stockholders may attend the Annual Meeting online by visiting www.virtualshareholdermeeting.com/STOR2020. In order to vote or submit a question during the Annual Meeting, you will need to follow the instructions posted at www.virtualshareholdermeeting.com/STOR2020 and will need the control number included in the Notice sent to you or, if you requested printed copies be sent to you by mail, on your proxy card or in the instructions that accompanied your proxy materials. Broadridge Financial Solutions is hosting our virtual Annual Meeting and, on the date of

2020 Proxy Statement	55

the Annual Meeting, will be available by telephone at 1-855-449-0991 to answer your questions regarding how to attend and participate in the Annual Meeting.
If I am unable to attend the Annual Meeting on the Internet, can I listen to the Annual Meeting by telephone?	Yes. Although you will not be considered present at the Annual Meeting and will not be able to vote at the Annual Meeting unless you attend the Annual Meeting online by visiting www.virtualshareholdermeeting.com/STOR2020, if you are unable to access the Annual Meeting on the Internet, you will be able to call 1-877-328-2502 and listen to the Annual Meeting if you provide the control number included in the Notice sent to you or, if you requested printed copies be sent to you by mail, on your proxy card or in the instructions that accompanied your proxy materials. If you do not intend to attend the Annual Meeting, it is important to vote in advance of the Annual Meeting.
What is the difference between a stockholder of record and a beneficial owner of shares held in street name?

•  Stockholder of Record. If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, you are considered the stockholder of record with respect to those shares, and we sent the Notice directly to you. If you requested printed copies of the proxy materials by mail, you also received a proxy card. If you are a stockholder of record, you will receive only one Notice or proxy card for all the shares of common stock you hold in certificate form, in book-entry form and in any Company benefit plan.

•  Beneficial Owner of Shares Held in Street Name. If your shares are held in an account at a broker, bank or other nominee, then you are the beneficial owner of those shares held in “street name.” If you are a beneficial owner, the Notice was forwarded to you by your broker, bank or other nominee who is considered the stockholder of record with respect to those shares. As a beneficial owner, you have the right to instruct your broker, bank or other nominee on how to vote the shares held in your account. Those instructions are contained in a “voting instruction form.” If you request printed copies of the proxy materials by mail, you will receive a voting instruction form.

How are proxies voted?	All shares represented by valid proxies received prior to the Annual Meeting will be voted and, where a stockholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the stockholder’s instructions.
What different methods may I use to vote?

•  Voting Electronically During the Annual Meeting. If you desire to vote electronically during the live webcast of the Annual Meeting, please follow the instructions for attending and voting at the Annual Meeting posted at www.virtualshareholdermeeting.com/STOR2020. You will need the 16-digit control number included in the Notice sent to you or, if you requested printed copies be sent to you by mail, on your proxy card or in the instructions that accompanied your proxy materials. All votes must be received by the independent inspector, Carideo Group, before the polls close at the Annual Meeting.

•  Voting by Proxy for Shares Held by a Stockholder of Record. If you are a stockholder of record, you may instruct the proxy holders named in the accompanying proxy card on how to vote your shares of common stock in one of the following ways:

•  By Telephone or Internet. If you requested printed copies of the proxy materials be sent to you by mail, you may vote by proxy by calling the toll-free number found on the proxy card. You may also vote by proxy over the Internet by visiting http:// www.proxyvote.com and entering the control number found in the Notice sent to you, or, if you requested printed copies of the proxy materials be sent to you by mail, by following the instructions provided with the proxy card. The telephone and Internet voting

56	2020 Proxy Statement

procedures are designed to authenticate stockholders’ identities, to allow stockholders to vote their shares and to confirm that their instructions have been recorded properly.

•  By Written Proxy. If you requested printed copies of the proxy materials be sent to you by mail, you can vote by signing, dating and mailing the proxy card in the prepaid enclosed envelope.

•  Voting by Proxy for Shares Held by Beneficial Owners in Street Name. If you are a beneficial owner, you may instruct the broker, bank or other nominee that holds your shares in “street name” to vote your shares of common stock in one of the following ways:

•  By Telephone or Internet. If you requested printed copies of the proxy materials be sent to you by mail, you may vote by proxy by calling the toll-free number found on the voting instruction form you received from the organization holding your shares. You may also vote by proxy over the Internet by visiting http://www.proxyvote.com and entering the control number found in the Notice sent to you, or, if you requested printed copies of the proxy materials be sent to you by mail, by following the instructions provided in the voting instruction form you received from the organization holding your shares.

•  By Written Proxy. If you requested printed copies of the proxy materials be sent to you by mail, you may vote by proxy by filling out the voting instruction form you received from the organization that holds your shares and sending it back in the envelope provided.

What if I am a stockholder of record and do not specify a choice for a matter when returning a proxy?

If you are a stockholder of record and you sign and return a proxy card without giving specific voting instructions, then the proxy holders will vote your shares:

•  “FOR” the election of all director nominees as set forth in this Proxy Statement;

•  “FOR” the advisory vote to approve the compensation of our named executive officers; and

•  “FOR” the proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020.

What if I am a beneficial owner and do not give voting instructions to my broker?	If you are a beneficial owner, in order to ensure your shares are voted in the way you would like, you must provide voting instructions to your bank, broker or other nominee by the deadline provided in the materials you receive from your bank, broker or other nominee. If you do not provide voting instructions to your bank, broker or other nominee, whether your shares can be voted by such person depends on the type of item being considered for vote.

•  Non-Discretionary Items. The election of directors and the advisory vote to approve the compensation of our named executive officers are non-discretionary items and may not be voted on by brokers, banks or other nominees who have not received specific voting instructions from beneficial owners. If the broker, bank or other nominee that holds your shares does not receive instructions from you on how to vote your shares on a non-discretionary matter, the broker, bank or other nominee that holds your shares will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote.”

•  Discretionary Items. The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020 is a discretionary item. Generally, banks, brokers and other nominees that do not receive voting instructions from beneficial owners may vote on this proposal in their discretion.

2020 Proxy Statement	57

How many votes are needed to approve each item?

•  The affirmative vote of a plurality of the votes cast at the Annual Meeting, electronically or by proxy, is required for the election of directors (Proposal No. 1). This means that the nine director nominees receiving the greatest number of votes will be elected.

•  The affirmative vote of a majority of the votes cast at the Annual Meeting, electronically or by proxy, is required to approve the compensation of our named executive officers (Proposal No. 2). This vote, however, is advisory only and is not binding on the Company, the Board or its Compensation Committee. Although this vote is not binding, the Board and the Compensation Committee will take the results of the vote under advisement when making future decisions regarding the Company’s executive compensation program.

•  The affirmative vote of a majority of the votes cast at the Annual Meeting, electronically or by proxy, is required to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020 (Proposal No. 3). Although this vote is not binding, the Board and the Audit Committee will take the results of the vote under advisement when making future decisions regarding the Company’s independent registered public accounting firm.

How are abstentions, withhold votes and broker non-votes counted?	Abstentions (or withhold votes in the case of the election of directors) and broker non-votes will be counted to determine whether there is a quorum present at the Annual Meeting. Abstentions and broker non-votes will not be considered votes cast for voting purposes for all proposals.
Can I change my vote after I have voted?

You may revoke your proxy and change your vote at any time before the final vote at the Annual Meeting by:

•  Voting again on a later date through the Internet or by telephone (in which case only your latest Internet or telephone proxy submitted prior to the Annual Meeting will be counted) or by signing and returning a new proxy card or voting instruction form with a later date;

•  By attending the Annual Meeting virtually and voting during the Annual Meeting; or

•  By delivering a written notice of revocation prior to the Annual Meeting to Chad A. Freed, Executive Vice President—General Counsel, Chief Compliance Officer and Secretary of the Company, at 8377 East Hartford Drive, Suite 100, Scottsdale, Arizona 85255.

If you are a beneficial owner and your common stock is held in the name of your broker, bank or other nominee, please follow the voting instructions provided by the holder of your common stock regarding how to revoke your proxy.

Where can I find the voting results of the Annual Meeting?	The Company intends to announce preliminary voting results at the Annual Meeting and disclose final results in a current report on Form 8-K filed with the SEC within four business days after the Annual Meeting. If final results are not yet known within that four business day period, the Company will disclose preliminary voting results in a Form 8-K and file an amendment to the Form 8-K to disclose the final results within four business days after such final results are known.
Who pays the cost for soliciting proxies by the Board?	The Company will bear the cost of soliciting proxies, including the cost of preparing, printing and mailing the materials in connection with the solicitation of proxies. The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending the proxy materials to the beneficial owners of the Company’s common stock. In addition to solicitations by mail, officers and regular employees of the Company may, on behalf of the Company,

58	2020 Proxy Statement

without being additionally compensated, solicit proxies personally and by mail, telephone, facsimile or electronic communication.
If I share an address with another stockholder, and we received only one paper copy of the proxy materials, how may I obtain an additional copy of the proxy materials?	We have adopted a procedure called “householding,” which the SEC has approved. Under this procedure, we are delivering a single copy of the Notice and, if applicable, this Proxy Statement and the Annual Report to multiple stockholders who share the same address unless we have received contrary instructions from one or more of the stockholders. This procedure reduces our printing costs, mailing costs and fees. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, we will deliver promptly a separate copy of the Notice and, if applicable, this Proxy Statement and the Annual Report to any stockholder at a shared address to which we delivered a single copy of any of these documents. To receive a separate copy of the Notice and, if applicable, this Proxy Statement or the Annual Report, stockholders may write or call us at the following address and telephone number:

STORE Capital Corporation

Attention: Chad A. Freed

Executive Vice President—General Counsel, Chief Compliance Officer and Secretary

8377 East Hartford Drive, Suite 100

Scottsdale, Arizona 85255

(480) 256-1100

Stockholders who hold shares in “street name” may contact their broker, bank or other similar nominee to request information about householding.

2020 Proxy Statement	59

STOCKHOLDER PROPOSALS FOR 2021 ANNUAL MEETING

Stockholders who intend to present proposals at the 2021 annual meeting of stockholders, and who wish to have those proposals included in the Company’s proxy statement for the 2021 annual meeting, must be certain that those proposals are received at the principal executive offices of the Company at 8377 East Hartford Drive, Suite 100, Scottsdale, Arizona 85255; Attention: Chad A. Freed, Executive Vice President—General Counsel, Chief Compliance Officer and Secretary, no later than December 17, 2020. If such proposal is in compliance with all of the requirements of Rule 14a-8 under the Exchange Act, it will be included in the proxy statement and set forth on the form of proxy issued for such annual meeting of stockholders. It is urged that any such proposal be sent by certified mail, return receipt requested.

Notice of stockholder proposals to be raised from the floor of the 2021 annual meeting of stockholders outside of Rule 14a-8, including director nominations submitted by eligible stockholder(s) for inclusion in our proxy materials pursuant to the proxy access provisions in our bylaws, must be received by the Company’s Secretary at the address set forth above no earlier than November 17, 2020 and not later than 5:00 p.m., Arizona time, on December 17, 2020. The stockholder notice must comply with the information requirements set forth in the Company’s bylaws.

OTHER MATTERS

As of the date of this Proxy Statement, we have not been presented with any other business for consideration at the Annual Meeting. If any other matter is properly brought before the meeting for action by the stockholders, your proxy (unless revoked) will be voted in accordance with the recommendation of the Board, or at the discretion of the proxy holders if no recommendation is made.

ADDITIONAL INFORMATION

Our Annual Report, including financial statements, is filed with the SEC and, along with this Proxy Statement, is available electronically on our investor relations website at http://ir.storecapital.com to all stockholders of record as of March 31, 2020, including those stockholders whose shares are held in a brokerage, bank or similar account, who will receive the same mailing from the organization holding the account. We will provide without charge, upon written request to Chad A. Freed, Executive Vice President—General Counsel, Chief Compliance Officer and Secretary of the Company, at 8377 East Hartford Drive, Suite 100, Scottsdale, Arizona 85255, a copy of our Annual Report on Form 10-K, including the financial statements and financial statement schedules, filed with the SEC for the year ended December 31, 2019.

60	2020 Proxy Statement

Signature (Joint Owners) STORE CAPITAL CORPORATION 8377 EAST HARTFORD DRIVE, SUITE 100 SCOTTSDALE, AZ 85255 VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/STOR2020 You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY STORE CAPITAL CORPORATION The Board of Directors recommends you vote “FOR” each of the nominees listed in Item 1. 1. Election of Directors Nominees: 01) Joseph M. Donovan 06) Catherine D. Rice 02) Mary Fedewa 07) Einar A. Seadler 03) Morton H. Fleischer 08) Quentin P. Smith, Jr. 04) William F. Hipp 09) Christopher H. Volk 05) Tawn Kelley For All Withhold All Except For All To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. STORE CAPITAL CORPORATION 8377 EAST HARTFORD DRIVE, SUITE 100 SCOTTSDALE, AZ 85255 VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/STOR2020 You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY STORE CAPITAL CORPORATION The Board of Directors recommends you vote “FOR” each of the nominees listed in Item 1. 1. Election of Directors Nominees: 01) Joseph M. Donovan 06) Catherine D. Rice 02) Mary Fedewa 07) Einar A. Seadler 03) Morton H. Fleischer 08) Quentin P. Smith, Jr. 04) William F. Hipp 09) Christopher H. Volk 05) Tawn Kelley For All Withhold All Except For All To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. The Board of Directors recommends you vote “FOR” Item 2. 2. To approve, on an advisory basis, the compensation of the Company’s named executive officers. The Board of Directors recommends you vote “FOR” Item 3. 3. To ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2020. NOTE: The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is made, this proxy will be voted FOR each of the nominees listed in Item 1 and FOR Items 2 and 3. If any other matters properly come before the meeting or any postponement or adjournment of the meeting, the person(s) named in this proxy will vote in their discretion. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature (Joint Owners)

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. D00197-P35789 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF STORE CAPITAL CORPORATION FOR USE AT THE 2020 ANNUAL MEETING OF STOCKHOLDERS ON MAY 28, 2020 The undersigned stockholder(s) of STORE Capital Corporation, a Maryland corporation, hereby appoint(s) Chad A. Freed, Catherine Long and Christopher H. Volk, and each or any of them, as proxies, with full power of substitution, and hereby authorize(s) them to cast on behalf of the undersigned, as designated on the reverse side of this proxy card, all votes that the undersigned is/are entitled to cast at the 2020 Annual Meeting of Stockholders to be held virtually at www.virtualshareholdermeeting.com/STOR2020 on Thursday, May 28, 2020 at 9:00 a.m., Arizona time, or any postponement or adjournment thereof, in accordance with and as more fully described in the Notice of the Annual Meeting of Stockholders and the Proxy Statement, receipt of each of which are hereby acknowledged and the terms of each of which are incorporated by reference, and otherwise to represent the undersigned at the meeting with all powers the undersigned would possess if personally present at the meeting. The undersigned hereby revokes any proxy heretofore given with respect to the 2020 Annual Meeting of Stockholders. THE PERSONS NAMED IN THIS PROXY WILL VOTE THE SHARES: (1) AS YOU SPECIFY ON THE BACK OF THIS PROXY CARD, (2) AS THE BOARD OF DIRECTORS RECOMMENDS WHERE YOU DO NOT SPECIFY YOUR VOTE ON A MATTER LISTED ON THE BACK OF THIS PROXY CARD, AND (3) AS THEY DECIDE ON ANY OTHER MATTER PROPERLY COMING BEFORE THE ANNUAL MEETING. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.